   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 23, 2000


                                                      REGISTRATION NO. 333-30262

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           --------------------------


                         PRE-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                                       ON
                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------

                    VASCO DATA SECURITY INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

                DELAWARE                                    7373                                   36-416320
      (State or other jurisdiction                   (Primary Standard                          (I.R.S. Employer
          of incorporation or                    Industrial Classification                    Identification No.)
             organization)                              Code Number)

                         ------------------------------

                       1901 SOUTH MEYERS ROAD, SUITE 210
                        OAKBROOK TERRACE, ILLINOIS 60181
                                 (630) 932-8844
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         ------------------------------

                               MARIO R. HOUTHOOFT
                            CHIEF EXECUTIVE OFFICER
                    VASCO DATA SECURITY INTERNATIONAL, INC.
                       1901 SOUTH MEYERS ROAD, SUITE 210
                        OAKBROOK TERRACE, ILLINOIS 60181
                                 (630) 932-8844
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                         ------------------------------

                                   COPIES TO:

          ROBERT B. MURPHY, ESQ.                       MICHAEL S. NOVINS, ESQ.
         STEVEN E. FRIEDMAN, ESQ.                        WALDA DECREUS, ESQ.
     PIPER MARBURY RUDNICK & WOLFE LLP                    BAKER & MCKENZIE
       1200 NINETEENTH STREET, N.W.                       805 THIRD AVENUE
           WASHINGTON, DC 20036                       NEW YORK, NEW YORK 10022
               202-861-3900                                 212-751-5700

                         ------------------------------


    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.


    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /


    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /

                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                           PROPOSED MAXIMUM     PROPOSED MAXIMUM
TITLE OF EACH CLASS OF SECURITIES TO BE           AMOUNT TO BE            OFFERING PRICE PER   AGGREGATE OFFERING
              REGISTERED                           REGISTERED                   UNIT(1)             PRICE(1)
Common stock, par value $0.001 per
  share                                           4,000,000(2)                  $14.69             $58,760,000


TITLE OF EACH CLASS OF SECURITIES TO BE       AMOUNT OF
              REGISTERED                  REGISTRATION FEE
Common stock, par value $0.001 per
  share                                     $15,512.64(3)


(1) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the bid and asked price of $14.69 as of February 7, 2000.
(2) Includes 510,551 shares to be sold by the selling stockholders named in the prospectus if the over-allotment option is exercised.

(3) Previously paid.

                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED FEBRUARY   , 2000
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

                                  [VASCO LOGO]

                                          SHARES

                    VASCO DATA SECURITY INTERNATIONAL, INC.

                                  COMMON STOCK

                               ------------------

    We are selling             shares of our common stock in a public offering
in Europe and the United States. The selling stockholders have granted the underwriters named in this prospectus the right to purchase up to additional shares of our common stock to cover over-allotments.

    We expect the public offering price to be     . Our common stock is
currently traded on the NASD Electronic Bulletin Board under the symbol "VDSI".
On February   , 2000, the last sale price quoted on the NASD Electronic Bulletin
Board was $    . We have applied to have the common stock included for quotation on the Nasdaq National Market under the symbol "VDSI". We have also applied to have the common stock admitted for trading on the European Association of Securities Dealers' Automated Quotation System under the "VDSI" symbol. Prior to this offering there has been no public market for the common stock in Europe.

    INVESTING IN THE COMMON STOCK INVOLVES RISKS THAT ARE DESCRIBED IN THE RISK FACTORS SECTION BEGINNING ON PAGE 8 OF THIS PROSPECTUS.

                            ------------------------

                                                              PER SHARE    TOTAL
                                                              ---------   --------
Public Offering Price.......................................   $           $
Underwriting Discount.......................................   $           $
Proceeds, before expenses, to VASCO.........................   $           $

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    The underwriters expect to deliver the shares to purchasers on or about
            , 2000.

                            ------------------------

                                  FORTIS BANK

FIRST ANALYSIS SECURITIES CORPORATION                H.C. WAINWRIGHT & CO., INC.

ARTESIA BANK N.V.                                                   BANK DEGROOF

                                          , 2000.

[Description of graphics on inside front, gatefold and back cover pages of prospectus]

    You should rely only on the information contained in this prospectus. VASCO and the underwriters have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information provided by this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
Prospectus Summary..........................................

Risk Factors................................................

Forward-Looking Statements; Market Data.....................

Price Range of Common Stock.................................

Use of Proceeds.............................................

Dividend Policy.............................................

Capitalization..............................................

Dilution....................................................

Selected Consolidated Financial Data........................

Management's Discussion and Analysis of Financial Condition
and Results of Operations...................................

Business....................................................

Management..................................................

Certain Transactions........................................

Principal and Selling Stockholders..........................

Description of Capital Stock................................

Shares Eligible for Future Sale.............................

United States Tax Consequences to Non-United States
Holders.....................................................

Underwriting................................................

Legal Matters...............................................

Experts.....................................................

Where You Can Find Additional Information...................

Index to Consolidated Financial Statements..................

Annex A.....................................................

                            ------------------------

                               PROSPECTUS SUMMARY

    THIS IS ONLY A SUMMARY. YOU SHOULD READ THE ENTIRE PROSPECTUS, INCLUDING THE "RISK FACTORS" SECTION AND THE CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES THERETO, BEFORE DECIDING TO INVEST IN OUR COMMON STOCK.

                                  OUR COMPANY

    We design, develop, market and support security products and services which manage and protect against unauthorized access to computer systems of corporate and governmental clients. Additionally, we enable secure financial transactions made over private enterprise networks and public networks, such as the Internet. We believe that our software and hardware products provide organizations with strong, flexible, and effective Internet and enterprise security solutions. Our IdentiSoft division primarily designs and markets products under the Digipass brand. The Digipass Client provides a comprehensive set of signature and authentication functions which can be implemented on various platforms, including our own. The Digipass family of user authentication devices, all of which incorporate an electronic digital signature capability to guarantee the integrity of electronic transactions and data transmissions, are commonly referred to as security tokens. This eliminates the weakest link in any computer security scheme, the isolated use of a static password. Our IntelliSoft division is responsible for open standards-based software products, including our SnareWorks and VACMAN product lines which provide enterprise-wide solutions to secure Internet, client/server, and mainframe applications.

    According to       , the global market for security products is growing from
$2.3 billion in 1998 to over $8.0 billion in 2003, a compound annual growth rate of 28%.

    We believe we have one of the most complete lines of security products and services available in the market today and we intend to become a leading provider, on a worldwide basis, of these products and services. The key element of our growth strategy is to demonstrate to an increasing number of distributors, resellers and systems integrators that by incorporating our security products they can differentiate themselves more effectively in their marketplaces and increase the value of their products. Following this aggressive marketing and promotion, we work with these resellers and integrators to support their sales of solutions which include our products. In addition, we demonstrate to our corporate users that our products provide mission critical security to their internal and external security infrastructures.

    We believe our products compete favorably against those of our competitors. Our Digipass product line, which exists as a family of authentication devices as well as extensive software libraries, provides a flexible and affordable means of authenticating users to any network, including the Internet. The SnareWorks product line provides transparent end-to-end security for all applications utilizing Transmission Control Protocol/Internet Protocol, commonly known as TCP/IP, deployed by an enterprise.

    We believe that SnareWorks products are different from other products currently available in the market because of the following key factors:

    - PROTOCOL SUPPORT MODULES. These are small segments of computer code that represent the knowledge modules that describe the application protocol to SnareWorks. With these small knowledge modules it is possible to teach SnareWorks how to apply state of the art security features to existing applications without requiring any retooling of the applications themselves.

    - FLEXIBLE AUTHENTICATION. SnareWorks enables an enterprise to quickly deploy a variety of authentication mechanisms, including those available from competitors, on the desktop.

    - SECURE SINGLE SIGN-ON. Once initial authentication is achieved, SnareWorks provides single sign-on to a variety of applications, including web-based and desktop-based applications. In the case of Web-servers, a user will not have to log into more than a single web server or application. SnareWorks is different from the other competing products because it can adapt to all commonly deployed authorization and authentication methodologies.

                                  THE OFFERING


Common stock offered by VASCO...............................  shares

Common stock offered by selling stockholders (if the
over-allotment option is exercised).........................  shares

Common stock outstanding after this offering................  shares

Use of proceeds.............................................  We estimate that our net proceeds from this offering will be approximately
                                                              $   million. We intend to use these
                                                              proceeds to:
                                                              - commence our worldwide marketing
                                                              campaign;
                                                              - expand our sales force;
                                                              - fund additional research and
                                                              development activities;
                                                              - expand into new geographic regions;
                                                              - fund future strategic and tactical
                                                              acquisitions which we have not yet
                                                              identified; and
                                                              repay indebtedness.
                                                              We will not receive any proceeds from
                                                              the sale of shares by the selling
                                                              stockholders.

NASD Electronic Bulletin Board Symbol.......................  VDSI

Proposed Nasdaq National Market Symbol......................  VDSI

Proposed EASDAQ Symbol......................................  VDSI

    This information is based on our shares of common stock outstanding as of January 31, 2000. This information excludes 2,129,350 shares subject to options outstanding as of January 31, 2000 with a weighted average exercise price of $3.76.

                            ------------------------

    As used in this prospectus, VASCO and VACMAN, are registered trademarks in the United States. In addition we have applied for registration of the Digipass trademark in the United States and VACMAN Optimun in the Benelux.

                            ------------------------

    VASCO Data Security International, Inc. was incorporated in Delaware in 1997 and is the successor to VASCO Corp., a Delaware corporation. Our principal executive offices are located at 1901 South Meyers Road, Suite 210, Oakbrook Terrace, Illinois 60181 and the telephone number at that address is
(630) 932-8844. Our principal offices in Europe are located at Koningin Astridlaan 164, B-1780 Wemmel (Belgium) and the telephone number at that address is 32(0)2/456.98.10. We maintain a website at www.vasco.com. The information contained on our Web site does not constitute part of this prospectus. Unless otherwise noted, specifically in the section entitled Managements Discussion and Analysis of Financial Condition and Results of Operations, references in this prospectus to "VASCO," "company," "we," "our," and "us" refer to VASCO Data Security International, Inc., its predecessor, VASCO Corp., and its subsidiaries.

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

    The following table sets forth summary consolidated financial and operating data for our business. You should read this information together with the consolidated financial statements and the notes to those statements appearing elsewhere in this prospectus.

                                                                                   NINE MONTHS ENDED
                                                    YEAR ENDED DECEMBER 31,          SEPTEMBER 30,
                                                 ------------------------------   -------------------
                                                   1996       1997       1998       1998       1999
                                                 --------   --------   --------   --------   --------
                                                                                      (UNAUDITED)
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA (1) (2):
  Total revenues...............................  $10,192    $12,302    $15,016    $10,432    $13,412
  Operating income (loss)......................   (8,658)    (3,935)    (1,210)      (648)       236
  Net loss available to common stockholders....   (9,349)    (5,998)    (3,649)    (2,320)    (1,524)
  Basic and diluted loss per common share......    (0.53)     (0.31)     (0.18)     (0.11)     (0.07)
  Common shares used in the calculation of
    basic and diluted loss per share...........   17,533     19,106     20,431     20,352     23,250

                                                                  DECEMBER 31,          SEPTEMBER 30,
                                                            -------------------------   -------------
                                                              1997             1998         1999
                                                            --------         --------   -------------
                                                                         (IN THOUSANDS)
BALANCE SHEET DATA (1) (2):
  Cash....................................................  $ 1,898          $ 1,523       $ 4,712
  Working capital.........................................     (555)          (3,086)        5,650
  Total assets............................................    8,376            9,101        12,939
  Long-term obligations, less current portion.............    8,443            8,436         8,433
  Common stock subject to redemption......................      495               --            --
  Stockholders' equity (deficit)..........................   (6,865)          (9,646)          613

------------------------

(1) Represents the consolidated financial information of VASCO Corp. prior to March 11, 1998, as we did not begin operations until after that date.

(2) Includes the results of operations of Lintel Security from March 1996 and Digipass from July 1996.

                                  RISK FACTORS

    YOU SHOULD CONSIDER CAREFULLY THE RISKS AND UNCERTAINTIES DESCRIBED BELOW BEFORE MAKING AN INVESTMENT DECISION. ANY OF THE FOLLOWING RISKS COULD ADVERSELY AFFECT OUR BUSINESS, OUR COMPETITIVE POSITION AND FINANCIAL RESULTS. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

WE HAVE A HISTORY OF OPERATING LOSSES AND A LARGE ACCUMULATED DEFICIT AND WE MAY
  NEVER ACHIEVE OR SUSTAIN PROFITABILITY.

    We may never be able to achieve or sustain profitability on an annual or quarterly basis in the future. In the past, we have incurred operating losses of $3,935,000 for the year ended December 31, 1997 and, $1,210,000 for the year ended December 31, 1998. For the nine months ended September 30, 1999, we recorded operating income of $236,000. As of September 30, 1999, we had an accumulated deficit of $21,074,000.

WE FACE SIGNIFICANT COMPETITION AND IF WE LOSE OR FAIL TO GAIN MARKET SHARE OUR
  FINANCIAL RESULTS WILL SUFFER.

    The market for computer and network security products is highly competitive. Our competitors include organizations that provide computer and network security products based upon approaches similar to and different from those which we employ such as AXENT Technologies, Inc., RSA Security Inc. and Netegrity, Inc. Many of our competitors have significantly greater financial, marketing, technical and other competitive resources than we do. As a result, they may be able to adapt more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the promotion and sale of their products.

WE EXPERIENCE VARIATIONS IN QUARTERLY OPERATING RESULTS AND ARE SUBJECT TO
  SEASONALITY, BOTH OF WHICH MAY RESULT IN A VOLATILE STOCK PRICE.

    In the future, as in the past, our quarterly operating results may vary significantly resulting in a volatile stock price. Factors affecting our operating results include:

    - the level of competition;

    - the size, timing, cancellation or rescheduling of significant orders;

    - new product announcements or introductions by current competitors;

    - adoption of new technologies and standards;

    - changes in pricing by current competitors;

    - our ability to develop, introduce and market new products and product enhancements on a timely basis, if at all;

    - component costs and availability;

    - our success in expanding our sales and marketing programs;

    - foreign currency exchange rates; and

    - general economic trends.

TECHNOLOGICAL CHANGES OCCUR RAPIDLY IN OUR INDUSTRY AND DEVELOPMENT OF NEW
  PRODUCTS IS CRITICAL TO MAINTAIN OUR REVENUES AT HISTORICAL LEVELS.

    The introduction by our competitors of products embodying new technologies and the emergence of new industry standards could render our existing products obsolete and unmarketable. Our future revenue growth and operating profit will depend in part upon our ability to enhance our current products and develop innovative products to distinguish ourselves from the competition and to meet customers' changing needs in the data security industry. We cannot assure you that security-related product developments and technology innovations by others will not adversely affect our competitive position or that we will be able to successfully anticipate or adapt to changing technology, industry standards or customer requirements on a timely basis.

WE HAVE A SIGNIFICANT DEPENDENCE ON MAJOR CUSTOMERS AND LOSING ANY OF THESE
  CUSTOMERS COULD RESULT IN A SIGNIFICANT LOSS IN REVENUES.

    If we don't find other customers who generate significant future revenues, the unforeseen loss of one or more of our major customers, or the inability to maintain reasonable profit margins on sales to any of these customers, would have a material adverse effect on our results of operations and financial condition. For more information about our customers, refer to the section entitled "Customers and Markets" under the heading "Business."

WE MAY NEED ADDITIONAL CAPITAL IN THE FUTURE AND OUR FAILURE TO OBTAIN CAPITAL
  WOULD INTERFERE WITH OUR GROWTH STRATEGY.

    We may require additional capital to finance our growth when the proceeds of this offering have been fully used. However, our current plans and projections may prove to be inaccurate or our expected cash flow may prove to be insufficient to fund our operations because of product delays, unanticipated expenses or other unforseen difficulties.

    Our ability to obtain financing will depend on a number of factors, including market conditions, our operating performance and investor interest. These factors may make the timing, amount, terms and conditions of any financing unattractive. They may also result in our incurring additional indebtedness or accepting stockholder dilution. If adequate funds are not available or are not available on acceptable terms, we may have to forego strategic acquisitions or investments, defer our product development activities, or delay the introduction of new products.

WE DEPEND ON THE SERVICES OF OUR KEY PERSONNEL, ESPECIALLY MARIO R. HOUTHOOFT,
  OUR CHIEF EXECUTIVE OFFICER AND THE LOSS OF HIS SERVICES WOULD INTERFERE WITH THE EXECUTION OF OUR STRATEGY.

    The execution of our strategy depends in large part on the continued services of our key personnel, especially Mario R. Houthooft, our chief executive officer. Failure to execute our strategy would result in a loss of marketshare to our competition and would result in lower operating results.

OUR FAILURE TO ATTRACT AND RETAIN HIGHLY SKILLED TECHNICAL PERSONNEL FOR OUR
  RESEARCH AND DEVELOPMENT DEPARTMENT WOULD RESULT IN DELAYED INTRODUCTION OF NEW OR MODIFIED PRODUCTS, LOSS OF CLIENTS AND MARKET SHARE AND REDUCTION IN REVENUES.

    The market for highly skilled technicians in Europe and the United States is highly competitive. If we fail to attract, train, assimilate and retain qualified technical personnel for our research and development department, we will experience delays in introductions of new or modified products, loss of clients and marketshare and a reduction in revenues.

WE FACE A NUMBER RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS ANY OR ALL OF
  WHICH COULD RESULT IN A DISRUPTION IN OUR BUSINESS AND A DECREASE IN OUR REVENUES.

    Our business internationally is subject to a number of risks any or all of which could result in a disruption in our business and a decrease in our revenues. These include:

    - inconsistent regulations and unexpected changes in regulatory requirements;

    - difficulties and costs of staffing and managing international operations;

    - potentially adverse tax consequences;

    - wage and price controls;

    - uncertain protection for intellectual property rights;

    - imposition of trade barriers;

    - differing technology standards;

    - uncertain demand for electronic commerce;

    - linguistic and cultural differences;

    - political instability; and

    - social unrest.

WE ARE SUBJECT TO FOREIGN EXCHANGE RISKS, AND IMPROPER MANAGEMENT OF THAT RISK
  COULD RESULT IN LARGE CASH LOSSES.

    Because a significant number of our principal customers are located outside the United States, we expect that international sales will continue to generate a significant portion of our total revenue.

    We are subject to foreign exchange risks because the majority of our costs and expenses are denominated in U.S. dollars, whereas a significant portion of our sales of our European operating subsidiaries are denominated in various foreign currencies. A decrease in the value of any of these foreign currencies relative to the U.S. dollar could affect the profitability in U.S. dollars of our products sold in these markets. We do not hold forward exchange contracts or other hedging instruments to exchange various foreign currencies for U.S. dollars to offset currency rate fluctuations which might affect our obligations in relation to our repayment from operations out of income from sales (which are principally in foreign currency) of debt under our loan obligations (which are principally in U.S. dollars).

WE HAVE A GREAT DEPENDENCE ON A LIMITED NUMBER OF SUPPLIERS AND THE LOSS OF
  THEIR MANUFACTURING CAPABILITY COULD MATERIALLY IMPACT OUR OPERATIONS.

    In the event that the supply of components or finished products is interrupted or relations with either of our principal vendors is terminated, there could be a considerable delay in finding suitable replacement sources to manufacture our products at the same cost or at all. The majority of our products are manufactured by two independent vendors headquartered in Hong Kong. Each vendor assembles our security tokens at facilities in mainland China. The importation of these products from China exposes us to the possibility of product supply disruption and increased costs in the event of changes in the policies of the Chinese government, political unrest or unstable economic conditions in China or developments in the United States that are adverse to trade, including enactment of protectionist legislation.

WE DEPEND SIGNIFICANTLY UPON OUR PROPRIETARY TECHNOLOGY AND INTELLECTUAL
  PROPERTY AND THE FAILURE TO PROTECT OUR PROPRIETARY RIGHTS COULD REQUIRE US TO REDESIGN OUR PRODUCTS OR REQUIRE US TO ENTER INTO ROYALTY OR LICENSING AGREEMENTS, ANY OF WHICH COULD REDUCE REVENUE AND INCREASE OUR OPERATING COSTS.

    We currently rely on a combination of patent, copyright and trademark laws, trade secrets, confidentiality agreements and contractual provisions to protect our proprietary rights. We seek to protect our software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection, and generally enter into confidentiality and nondisclosure agreements with our employees and with key vendors and suppliers.

    There has been substantial litigation in the technology industry regarding intellectual property rights, and we may have to litigate to protect our proprietary technology. We expect that companies in the computer and information security market will increasingly be subject to infringement claims as the number of products and competitors increases. Any such claims or litigation may be time-consuming and costly, cause product shipment delays, require us to redesign our products or require us to enter into royalty or licensing agreements, any of which could reduce revenue and increase our operating costs.

OUR PATENTS MAY NOT PROVIDE US WITH COMPETITIVE ADVANTAGES.

    We hold several patents in the United States and a corresponding patent in some European countries, which cover multiple aspects of our technology. The U.S. patents expire between 2003 and 2010 and the patent in those European countries expires in 2008. There can be no assurance that we will continue to develop proprietary products or technologies that are patentable, that any issued patent will provide us with any competitive advantages or will not be challenged by third parties, or that patents of others will not hinder our competitive advantage.

WE ARE SUBJECT TO PRODUCT LIABILITY RISKS.

    A malfunction of or design defect in our products which results in a breach of a customer's data security could result in tort or warranty claims against us. We do not presently maintain product liability insurance for these types of claims.

THERE IS SIGNIFICANT GOVERNMENT REGULATION OF TECHNOLOGY EXPORTS AND TO THE
  EXTENT WE CANNOT MEET THESE REQUIREMENTS OF THE REGULATIONS WE MAY BE PROHIBITED FROM EXPORTING SOME OF OUR PRODUCTS WHICH COULD NEGATIVELY IMPACT OUR REVENUES.

    Our international sales and operations are subject to risks such as the imposition of government controls, new or changed export license requirements, restrictions on the export of critical technology, trade restrictions and changes in tariffs. If we become unable to obtain foreign regulatory approvals on a timely basis our business in those countries would no longer exist and our revenues would decrease dramatically.

    Certain of our products are subject to export controls under U.S. law. The list of products and countries for which export approval is required, and the regulatory policies with respect thereto may be revised from time to time and our inability to obtain required approvals under these regulations could materially adversely affect our ability to make international sales. For example, U.S. governmental controls on the export of encryption technology require the issuance of licenses on a case-by-case basis for exports of non-retail products to foreign governments, and prohibit exports to a list of countries deemed to support terrorism, their nationals and other sanctioned entities (e.g., Serbia).

A SMALL GROUP OF PERSONS WILL CONTINUE TO HAVE CONTROL AFTER THIS OFFERING AND
  COULD DELAY OR PREVENT A CHANGE OF CONTROL.

    After this offering, we anticipate that our Board of Directors and their
immediate families will own beneficially and of record approximately   %, with
Mr. T. Kendall Hunt and his wife owning beneficially approximately   %, of the
outstanding shares of common stock. As the Chairman of the Board of Directors and our largest shareholder, Mr. Hunt may exercise substantial control over our future direction and operation and such concentration of control may have the effect of discouraging, delaying, or preventing a change in control and may also have an adverse effect on the market price of our common stock.

OUR STOCK PRICE MAY BE VOLATILE AND YOU MAY NOT BE ABLE TO RESELL YOUR SHARES AT
  OR ABOVE THE PUBLIC OFFERING PRICE.

    Prior to this offering there was only a limited market for our common stock on the NASD Electronic Bulletin Board. The public offering price for our common stock will be determined through negotiations between the global coordinator on behalf of the underwriters and us. This public offering price may vary from the market price of our common stock after the offering. If you purchase shares of common stock, you may not be able to resell those shares at or above the public offering price.

    If an active public market for our common stock does not develop, the liquidity of your investment may be limited, and our stock price may fluctuate or decline below our public offering price. The market price of our common stock may fluctuate significantly in response to factors, some of which are beyond our control, including the following:

    - actual or anticipated fluctuations in our operating results;

    - changes in market valuations of other technology companies;

    - announcements by us or our competitors of significant technical innovations, contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

    - additions or departures of key personnel;

    - future sales of common stock;

    - any deviations in net revenues or in losses from levels expected by securities analysts; and

    - trading volume fluctuations.

    You should read the "Underwriting" section for a more complete discussion of the factors which were considered in determining the public offering price of our common stock.

WE MAY APPLY THE PROCEEDS OF THIS OFFERING TO USES THAT DO NOT INCREASE OUR
  PROFITS OR MARKET VALUE.

    We have broad discretion in the use of the net proceeds of this offering and could spend the net proceeds in ways that do not yield a favorable return or to which stockholders object. Until we need to use the proceeds of this offering, we may place them in investments that do not produce income or that lose value. You can read more about our planned use of the net proceeds from this offering in the section entitled Use of Proceeds.

ANY ACQUISITIONS WE MAKE COULD DISRUPT OUR BUSINESS AND HARM OUR FINANCIAL
  CONDITION.

    We may make investments in complementary companies, products or technologies. Should we do so, our failure to successfully manage future acquisitions could seriously harm our operating results. In the event of any future purchases, we will face additional financial and operational risks, including:

    - difficulty in assimilating the operations, technology and personnel of acquired companies;

    - disruption in our business because of the allocation of resources to consummate these transactions and the diversion of management's attention from our existing business;

    - difficulty in retaining key technical and managerial personnel from acquired companies;

    - dilution of our stockholders, if we issue equity to fund these transactions;

    - assumption of operating losses, increased expenses and liabilities; and

    - our relationships with existing employees, customers and business partners may be weakened or terminated as a result of these transactions.

THE PRICE OF OUR COMMON STOCK MAY DECLINE DUE TO SALES OR THE APPEARANCE OF
  SALES OF LARGE NUMBERS OF OUR SHARES.

    Sales of substantial amounts of common stock in the public market following this offering, or the appearance that a large number of shares is or will be available for sale, could cause the price for our common stock. The number of shares of common stock available for sale in the public market is limited by lock-up agreements that were entered into in connection with this offering.
Under such lock-up agreements, the holders of approximately    % of our
outstanding shares of common stock agreed not to sell or otherwise dispose of
any of their shares until         , 2000. However, Fortis Bank may, in its sole
discretion and at any time without notice, release all or any portion of the securities subject to such lock-up agreements. In addition to the adverse effect a price decline could have on holders of common stock, that decline would likely impede our ability to raise capital through the issuance of additional shares of common stock or other equity securities. A more complete description can be found under the heading "Shares Eligible for Future Sale."

WE HAVE NOT PAID AND DO NOT INTEND TO PAY DIVIDENDS.

    We have not paid any dividends on our common stock, and we do not intend to pay cash dividends in the foreseeable future.

CERTAIN PROVISIONS OF OUR CHARTER AND OF DELAWARE LAW MAKE A TAKEOVER OF OUR COMPANY MORE DIFFICULT.

    Our corporate documents and Delaware law contain provisions that might enable our management to resist a takeover of our company. These provisions might discourage, delay or prevent a change in our control or a change in our management. These provisions could also discourage proxy contests, and make it more difficult for you and other stockholders to elect directors and take other corporate actions. The existence of these provisions could limit the price that investors might be willing to pay in the future for shares of our common stock.

FUTURE ISSUANCES OF BLANK CHECK PREFERRED STOCK MAY REDUCE VOTING POWER OF
  COMMON STOCK AND MAY HAVE ANTI-TAKEOVER EFFECTS THAT COULD PREVENT A CHANGE IN CONTROL.

    Our Certificate of Incorporation, as amended, authorizes the issuance of five hundred thousand (500,000) shares of preferred stock with such designations, rights, powers and preferences as may be determined from time to time by our Board of Directors. The Board of Directors is empowered, without stockholder approval, to issue up to 500,000 shares of preferred stock with such dividend, liquidation, conversion, voting or other rights, powers and preferences as may be determined from time to time by the Board. The issuance of preferred stock could adversely affect the voting power or other rights of the holders of common stock. In addition, the authorized shares of preferred stock and common stock could be utilized, under certain circumstances, as a method of discouraging, delaying, or preventing a change in control.

YOU WILL SUFFER IMMEDIATE DILUTION.

    The public offering price per share in this offering is substantially higher than the book value per share of our common stock immediately after the offering. Accordingly, if you purchase shares in this offering you will suffer
immediate and substantial dilution of approximately $   in the book value per
share of common stock from the price you pay for the common stock. For additional information, refer to the heading "Dilution."

                    FORWARD LOOKING STATEMENTS; MARKET DATA

    Many statements made in this prospectus under the captions "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and elsewhere are forward-looking statements that are not based on historical facts. These forward-looking statements are usually accompanied by words such as "believes," "anticipates," "plans," "intends," "expects" and similar expressions. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including those discussed under "Risk Factors."

    This prospectus contains information concerning VASCO and the computer and network security market generally. Some of this information is forward-looking in nature and is based on a variety of assumptions regarding the ways in which this market will develop. These assumptions have been derived from information currently available to us.

                          PRICE RANGE OF COMMON STOCK

    The common stock has been quoted on the NASD Electronic Bulletin Board since March 23, 1998. The following table sets forth the high and low closing bid quotations for the common stock for the periods indicated.

                                                                HIGH       LOW
                                                              --------   --------
1998

First Quarter (from March 23, 1998).........................    5.50       4.00
Second Quarter..............................................    8.31       4.25
Third Quarter...............................................    7.00       3.50
Fourth Quarter..............................................    4.00       2.50

1999

First Quarter...............................................    5.38       2.97
Second Quarter..............................................    4.88       3.50
Third Quarter...............................................    3.78       2.94
Fourth Quarter..............................................    8.75       2.94

2000

First Quarter (to February 10, 2000)........................   15.00       9.13

    On February 10, 2000 the last sale price quoted on the NASD Electronic Bulletin Board was 15.00. The above quotations represent prices between dealers and do not include retail markups or markdowns or commissions. They may not necessarily represent actual transactions.

    The liquidity and trading patterns of securities quoted on the NASD Electronic Bulletin Board may be substantially different from those of securities quoted on either the Nasdaq National Market or the EASDAQ. EASDAQ is a relatively new quotation system and, assuming that we are accepted for listing on the EASDAQ, we will be one of a relatively small number of issuers that quotes its shares on the EASDAQ. As a result, historical trading prices, therefore, may not be indicative of the prices at which our common stock will trade in the future.

                                USE OF PROCEEDS

    We estimate that the net proceeds we will receive from the sale of our
common shares will be approximately $            , assuming an initial public
offering price of $  per share and after deducting the estimated underwriting
discount and offering expenses of approximately $   million. We will not receive
any proceeds from the sale of shares by the selling stockholders.

    We intend to use the remaining proceeds of this offering as follows:

    - $10.0 million to commence our worldwide marketing program to establish our brand recognition, especially in the United States and other new markets;

    - $5.0 million to expand our sales force for direct and indirect sales of our security products;

    - $5.0 million for additional research and development activities;

    - $5.0 million to expand our business and products into new geographic territories, including initially Argentina and the Hong Kong. We may also expand into the U.K., Scandinavia and Germany and other countries as opportunities arise; and

    - $5.0 million to retire debt held by Kyoto Securities Ltd.

    In addition to the $30.0 million outlined above, $            will be used
for working capital and we may seek to enter into alliances or joint ventures with, and may acquire, complementary businesses, technologies, services or products, some of which may be significant. We may use some of the net proceeds for these alliances, joint ventures or acquisitions. While we are actively pursuing these joint ventures and acquisitions, we currently do not have commitments or agreements with respect to any such transactions.

    Although we have estimated the amount of net proceeds to be used for each of the purposes indicated, we will retain significant flexibility in applying the net proceeds of the offering.

    Until this money is used, we intend to invest the net proceeds in short-term, interest-bearing securities.

                                DIVIDEND POLICY

    We have never declared or paid any cash dividends on our common stock. We intend to retain any future earnings to finance the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

    The following table sets forth our capitalization as of September 30, 1999:

(1) on an actual basis; and

(2) an as adjusted basis giving effect to this offering at an offering price of
    $    :

                                                                SEPTEMBER 30, 1999
                                                              -----------------------
                                                                                AS
                                                                 ACTUAL      ADJUSTED
                                                              ------------   --------
Long-term debt, including stockholder note of $5,000,000
  actual....................................................     8,432,808        --
Common stock, $.001 par value; 75,000,000 shares authorized;
  24,650,005 shares issued and outstanding actual;
        shares issued and outstanding as adjusted...........  $     24,650   $    --

Additional paid-in capital..................................    21,377,366        --

Accumulated deficit.........................................   (21,074,459)       --

Accumulated other comprehensive income:
  cumulative translation adjustment.........................       285,374        --
                                                              ------------   -------
    Total stockholders' equity..............................       612,931        --
    Total capitalization....................................  $  9,075,739   $    --
                                                              ============   =======

    This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the notes to those statements included elsewhere in this prospectus.

                                    DILUTION

    Our net tangible book value as of September 30, 1999 was $134,405, or .01 per share of our common stock. Net tangible book value per share is determined by dividing the amount of our total tangible assets less total liabilities by the number of shares of common stock outstanding, as of September 30, 1999.
Assuming our sale of the       shares offered in this offering at an assumed
public offering price of $ per share and after deducting underwriting discounts and estimated offering expenses, and the application of the estimated net
proceeds, our net tangible book value as of             would have been
$            , or $      per share of common stock. This represents an immediate
increase in net tangible book value of $      per share to existing stockholders
and an immediate dilution in net tangible book value of $      per share to new
investors. The following table illustrates this per share dilution:


Public offering price per share.............................             $
As adjusted net tangible book value per share at September
  30, 1999..................................................             $
Increase in as adjusted net tangible book value per share
  attributable to new investors.............................
As adjusted net tangible book value per share after
  offering..................................................
                                                                         -------
Dilution per share to new investors.........................             $
                                                                         =======

    These tables summarize, as of September 30, 1999, the total number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by existing stockholders and by new investors:

                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                 ---------------------------------------------------------
                                                  SHARES PURCHASED     TOTAL CONSIDERATION
                                                 -------------------   -------------------   AVERAGE PRICE
                                                  NUMBER    PERCENT     AMOUNT    PERCENT      PER SHARE
                                                 --------   --------   --------   --------   -------------
Existing stockholders..........................                   %    $                %       $
New investors..................................
                                                 -------     -----     -------     -----
    Total......................................                   %    $                %
                                                 =======     =====     =======     =====

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following selected consolidated financial data should be read in conjunction with the consolidated financial statements and the notes to these statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in this prospectus. The selected consolidated statement of operations data for the years ended December 31, 1994 and 1995 and the consolidated balance sheet data as of December 31, 1994, 1995 and 1996 are derived from our audited consolidated financial statements not included in this prospectus. The selected consolidated statement of operations data for the years ended December 31, 1996, 1997 and 1998, and the consolidated balance sheet data as of December 31, 1997 and 1998 are derived from our audited consolidated financial statements, and are included in this prospectus. Interim data for the nine months ended September 30, 1998 and 1999 and as of September 30, 1999 are derived from the unaudited consolidated financials statements included herein. The unaudited consolidated financial statements have been prepared on substantially the same basis as the audited consolidated financial statements and include all adjustments, consisting of normal recurring adjustments, which we consider necessary for a fair presentation of the financial position and results of operations for those periods. Operating results for the nine months ended September 30, 1999 are not necessarily indicative of the results that may be expected for any other nine-month period or for the year ending December 31, 1999.

                                                                                                 NINE MONTHS ENDED
                                                    YEAR ENDED DECEMBER 31,                        SEPTEMBER 30,
                                   ----------------------------------------------------------   -------------------
                                     1994       1995       1996          1997          1998       1998       1999
                                   --------   --------   --------      --------      --------   --------   --------
                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)                  (UNAUDITED)
STATEMENT OF OPERATIONS DATA (1)(2):
  Total revenues.................  $ 2,693    $ 3,695    $10,192       $12,302       $15,016    $10,432    $13,412
  Operating income (loss)........      192       (534)    (8,658)(3)    (3,935)(4)    (1,210)      (648)       236
  Net income (loss) available to
    common stockholders..........       30       (465)    (9,349)(3)    (5,998)(4)    (3,649)    (2,320)    (1,524)
  Basic and diluted net loss per
    common share.................       --      (0.03)     (0.53)(3)     (0.31)(4)     (0.18)     (0.11)     (0.07)
  Common shares used in the
    calculation of basic and
    diluted net loss per share...   14,260     14,817     17,533        19,106        20,431     20,352     23,250

                                                                   DECEMBER 31,                       SEPTEMBER 30,
                                               ----------------------------------------------------   -------------
                                                 1994       1995       1996       1997       1998         1999
                                               --------   --------   --------   --------   --------   -------------
                                                                  (IN THOUSANDS)                       (UNAUDITED)
BALANCE SHEET DATA (1)(2):
  Cash.......................................   $   38     $  745    $ 1,814    $ 1,898    $ 1,523       $ 4,712
  Working capital............................      764      1,074      4,902       (555)    (3,086)        5,650
  Total Assets...............................    2,111      2,414     12,368      8,376      9,101        12,939
  Long-term obligations, less current
    portion..................................       60          7      9,114      8,443      8,436         8,433
  Common stock subject to redemption.........       --        371        742        495         --            --
  Stockholders' equity (deficit).............    1,364        966     (1,205)    (6,865)    (9,646)          613

------------------------

(1) Represents the consolidated financial information of VASCO Corp. prior to March 11, 1998, as we did not begin operations until after that date.

(2) Includes the results of operations of Lintel Security from March 1996 and Digipass from July 1996.

(3) Includes a pretax charge for acquired in-process research and development of $7,351.

(4) Includes legal, accounting and printing costs of approximately $1,218 to prepare for a registered exchange offer that we completed in March 1998.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion should be read in conjunction with our consolidated financial statements and the notes to those statements and other financial information appearing elsewhere in this prospectus.

    On March 11, 1998, we successfully completed an offer to exchange VASCO Corp.'s outstanding shares, options, and warrants for our shares, options and warrants (the "Exchange Offer"). Because we were a non-operating subsidiary of VASCO Corp. prior to the completion of the Exchange Offer (which occurred on March 11, 1998), the discussion of results contained herein relates to the results of VASCO Corp. and its subsidiaries for periods prior to March 11, 1998 and to us after March 11, 1998. VASCO Corp. was merged into us effective October 28, 1998.

    For purposes of this discussion only, references to "VDSI" mean VASCO Data Security, Inc. Our European operating subsidiary is referred to as VDS NV/SA. References to "VASCO NA" represent VASCO Corp. and VDS, excluding the acquisition of Lintel Security and Digipass. References to "VASCO Europe" mean the operations of Lintel Security and Digipass following their acquisition by us. (Percentages in the discussion are rounded to the closest full percentage point.)

OVERVIEW

    We design, develop, market and support security products and services which manage and protect against unauthorized access to computer systems of corporate and governmental clients. Our original corporate predecessor was founded in 1984, and entered the data security market in 1991 when it acquired a controlling interest in what is today VDSI, one of our two operating subsidiaries. VDSI designs, develops and sells security tokens, primarily to European customers. In 1996, we began developing and marketing open standards-based security systems by introducing a hardware and software package, VACMAN, that is based on industry-accepted remote access protocols.

    REVENUE AND EARNINGS. We sell the majority of our products in European with significant sales in the United States, although we intend to actively pursue additional markets outside of Europe, particularly Asia and North and South America.

    Revenues from sales of security tokens, specifically the Digipass tokens, continue to represent the majority of our total revenues. In excess of 80% of VDS's sales for 1996, 1997 and 1998 were comprised of security token devices, with Concord-Eracom Nederland BV accounting for 97%, 92% and 70% of VDS's sales in 1996, 1997 and 1998, respectively. On a consolidated basis, the percentages for 1996, 1997 and 1998 were 44%, 16% and 13%, respectively, including revenues relating to the Lintel Security and Digipass operations from their respective acquisition dates in 1996. It is expected that consolidated sales to other customers and markets will increase and, assuming this occurs, the degree of concentration attributable to this major customer will decrease. However, we expect that this major customer will continue to be a meaningful contributor to our revenues and earnings for the foreseeable future. During the nine months
ended September 30, 1999, for example,    % of VDS's sales were made to
Concord-Eracom Nederland BV. Consequently, the unforeseen loss of this customer's business, or the inability to maintain reasonable profit margins on sales to this customer, may have an adverse effect on our results of operations and financial condition.

    Although we believe it is likely that sales of security tokens, including the Digipass 300, will continue to account for a majority of our total revenues for the foreseeable future, we also believe that revenues from sales of our other hardware and software data security products, including the additional product offerings made by our IntelliSoft division, will continue to increase in the future.

    RESEARCH AND DEVELOPMENT. We are devoting substantial capital and other resources to enhancing our existing security products and developing new products to provide enterprise-wide hardware and software security solutions. Costs of research and development, principally the design and development of hardware and software prior to the determination of technological feasibility, are expensed as incurred on a project-by-project basis. Our capitalization policy currently defines technological feasibility as a functioning beta test prototype with confirmed manufacturability (a working model), within a reasonably predictable range of costs. Additional criteria include receptive customers, or potential customers, as evidenced by interest expressed in a beta test prototype, at some suggested selling price.

    Once technological feasibility has been established, ongoing development costs incurred prior to general release of the subject product are capitalized in accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed." Product development costs are capitalized on a product-by-product basis and are amortized by the greater of (1) the ratio that current gross revenues for a product bear to the total of current and anticipated future gross revenues for that product or (2) the straight-line method over the remaining estimated economic life of the product. The remaining estimated economic life of these products are reviewed at least quarterly.

    Management has concluded that, in today's rapidly evolving technology markets and with the expanding state of the computer and network security industry in general, it may be impractical to anticipate product life cycles in excess of two years. Historically, however, our products have experienced significantly longer product lives than two years.

    VARIATIONS IN OPERATING RESULTS. Our quarterly operating results have in the past varied and may in the future vary significantly. Factors affecting operating results include:

    - the level of competition;

    - the size, timing, cancellation or rescheduling of significant orders; market acceptance of new products and product enhancements;

    - new product announcements or introductions by our competitors;

    - adoption of new technologies and standards; changes in pricing by us or our competitors;

    - our ability to develop, introduce and market new products and product enhancements on a timely basis, if at all;

    - component costs and availability;

    - our success in expanding our sales and marketing programs;

    - technological changes in the market for data security products;

    - foreign currency exchange rates;

    - and general economic trends and other factors.

    In addition, we have experienced, and may experience in the future, seasonality in our business. The seasonal trends have included higher revenue in the last quarter of the calendar year and lower revenue in the next succeeding quarter. We believe that revenue has tended to be higher in the last quarter due to the tendency of certain customers to implement or complete changes in computer or network security prior to the end of the calendar year. In addition, revenue has tended to be lower in the summer months, particularly in Europe, when many businesses defer purchase decisions. Because our operating expenses are based on anticipated revenue levels and a high percentage of our expenses are fixed, a small variation in the timing of recognition of revenue could cause significant variations in operating results from quarter to quarter.

    CURRENCY FLUCTUATIONS. The majority of our supply and sales transactions are denominated in U.S. dollars, whereas many of the supply and sales transactions of VDS NV/SA are denominated in various foreign currencies. In order to reduce the risks associated with fluctuations in currency exchange rates, VDS NV/SA began in September 1997 to buy U.S. dollars based on three to six months estimated future needs for U.S. dollars, has developed price lists denominated in both U.S. dollars and foreign currencies, and endeavors to denominate its new supply and sales transactions in U.S. dollars. VDS NV/SA also continues to match the timing of delivery, amount of product and the currency denomination of purchase orders received from vendors with sales orders to customers.

RESULTS OF OPERATIONS

    The following table sets forth, for the periods indicated, certain consolidated financial data as a percentage of revenues for the years ended December 31, 1996, 1997 and 1998 and the nine months ended September 30, 1998 and 1999.

                                                                          PERCENTAGE OF REVENUE
                                                           ----------------------------------------------------
                                                                                                NINE MONTHS
                                                                                                   ENDED
                                                              YEAR ENDED DECEMBER 31,          SEPTEMBER 30,
                                                           ------------------------------   -------------------
                                                             1996       1997       1998       1998       1999
                                                           --------   --------   --------   --------   --------
Revenues.................................................   100.0%     100.0%     100.0%     100.0%     100.0%
Cost of goods sold.......................................    57.6       51.1       46.3       48.2       40.4
                                                            -----      -----      -----      -----      -----
Gross profit.............................................    42.4       48.9       53.7       51.8       59.6
Operating costs:
  Sales and marketing....................................    13.8       27.5       29.1       29.2       27.9
  Research and development...............................     5.6       14.6       11.9       12.0       13.2
  General and administrative.............................    35.8       38.8       20.8       16.9       16.7
  Acquired in-process research and development...........    72.1         --         --         --         --
                                                            -----      -----      -----      -----      -----
    Total operating costs................................   127.3       80.9       61.8       58.1       57.8
                                                            -----      -----      -----      -----      -----
Operating income (loss)..................................   (84.9)     (32.0)      (8.1)      (6.2)       1.8
Interest expense.........................................    (3.4)      (9.3)      (9.7)     (10.6)      (4.8)
Other expense, net.......................................    (0.4)      (1.8)      (2.0)      (1.8)      (2.8)
                                                            -----      -----      -----      -----      -----
Loss before income taxes.................................   (88.7)     (43.1)     (19.8)     (18.6)      (5.8)
Provisions for income taxes..............................     1.9        4.9        4.6        3.6        5.6
                                                            -----      -----      -----      -----      -----
Net loss.................................................   (90.6)     (48.0)     (24.4)     (22.2)     (11.4)
                                                            =====      =====      =====      =====      =====

    The following discussion is based upon our consolidated results of operations for the years ended December 31, 1996, 1997 and 1998 and the nine months ended September 30, 1998 and 1999.

COMPARISON OF NINE MONTHS ENDED SEPTEMBER 30, 1998 AND SEPTEMBER 30, 1999

    REVENUES

    Revenues for the nine months ended September 30, 1999 increased 29% to $13,412,000 from $10,432,000 for the same period in 1998. This increase can be attributed to new customers and add-on orders for our flagship products, Digipass 300 and Digipass 500, as well as the newly introduced Digipass 100, 600 and 700. We continue to enter new markets and develop new applications for our products, and we enjoy loyalty from our current customers in the form of additional orders.

    COST OF GOODS SOLD

    For the nine months ended September 30, 1999, cost of goods sold increased 8% to $5,420,000 from $5,024,000 in 1998. Cost of goods sold for the nine month period ended September 30, 1999 decreased to 40% of sales from 48% for the same period in the previous year. This decrease resulted from manufacturing efficiencies and increased volume discounts.

    GROSS PROFIT

    For the nine months ended September 30, 1999, gross profit was $7,992,000, an increase of $2,584,000, or 48%, as compared to the same period in 1998. This represents a gross margin of 60% for the nine month period ended September 30, 1999 as compared to 52% for the same period in 1998. This increase can be attributed to efficiencies in the design of the products, which resulted in reduced third-party manufacturing costs.

    SALES AND MARKETING EXPENSES

    Selling and marketing expenses increased 23% in the first nine months of 1999 to $3,744,000 from $3,047,000 in the first nine months of 1998. The increase is attributed to increased sales efforts including, in part, increased travel costs and an increase in marketing activities, including the development of a company-wide marketing program and other efforts. Additionally, we continue to invest in our customer support infrastructure, which becomes increasingly important as our client base continues to expand.

    RESEARCH AND DEVELOPMENT

    Research and development costs increased 42% in the first nine months of 1999 to $1,771,000 from $1,249,000 in the first nine months of 1998. The increase is due to the addition of Research and Development personnel, mainly in France, due to the acquisition of SecureWare in May 1999.

    GENERAL AND ADMINISTRATIVE EXPENSES

    General and administrative expenses increased 27% in the first nine months of 1999 to $2,239,000 from $1,760,000 in the first nine months of 1998. This increase is due to the addition of administrative support staff and legal fees associated with a lawsuit that was settled earlier in 1999.

    INTEREST EXPENSE

    Interest expense decreased 42% in the first nine months of 1999 to $645,000 from $1,103,000 in the first nine months of 1998. This decrease is due to a reduction in our debt base, facilitated by the private placement of common stock that occurred in April 1999.

    INCOME TAXES

    For the nine months ended September 30, 1999, income tax expense totaled $744,000, compared to expense of $380,000 for the same period in 1998. Income taxes result from income generated by to our European operations.

    1998 COMPARED TO 1997

    The following discussion and analysis should be read in conjunction with our consolidated financial statements for the years ended December 31, 1998 and 1997.

    REVENUES

    Our consolidated revenues for the year ended December 31 1998 were $15,016,000, an increase of $2,714,000, or 22%, as compared to the year ended December 31, 1997. VASCO Europe contributed $12,230,000 or 81% of total consolidated revenues, with VASCO NA contributing the remaining $2,786,000 or 19%. This increase is due to a strong performance from international operations, as the demand for Digipass 300 and Digipass 500 continues to grow. This resulted in increased unit sales, as well as increase of orders with smaller quantities, resulting in less volume discounts. In addition, we benefited from currency exchange rates.

    COST OF GOODS SOLD

    Our consolidated cost of goods sold for the year ended December 31, 1998 was $6,949,000, an increase of $662,000, or 11%, as compared to the year ended December 31, 1997. VASCO Europe's cost of goods sold was $5,550,000 or 80% of total consolidated cost of goods sold and VASCO NA was $1,399,000 or 20%. This increase is consistent with the increase in revenues for the year. We continue to benefit from efficiencies in the manufacturing process, as well as the increasing demand for products with a more favorable cost structure.

    GROSS PROFIT

    Our consolidated gross profit for the year ended December 31, 1998 was $8,067,000, an increase of $2,051,000, or 34%, over the year ended December 31, 1997. This represents a gross margin of 54%, as compared to 1997's consolidated gross margin of 49%. The increase in gross margin is due to efficiencies in manufacturing related to increasing volumes, an increase in the mix of higher margin products, as well as increasing orders with smaller quantities, resulting in less volume discounting on revenues.

    SALES AND MARKETING EXPENSES

    Consolidated sales and marketing expenses for the year ended December 31, 1998 were $4,368,000, an increase of $987,000, or 29%, over 1997. This increase can be attributed to increased sales efforts including, in part, increased travel costs, headcount, and an increase in marketing activities, including the development our new logo, Internet web page and other efforts.

    RESEARCH AND DEVELOPMENT EXPENSES

    Consolidated Research and Development costs for the year ended December 31, 1998 were $1,788,000, a decrease of $14,000, or 1%, as compared to the year ended December 31, 1997. This decrease can be attributed to higher spending in 1997 related to the acquisition/development of the VACMAN product line, as well as a reduction in employees as compared to 1997, with increased use of temporary employees in 1998.

    GENERAL AND ADMINISTRATIVE EXPENSES

    Consolidated general and administrative expenses for the year ended
December 31, 1998 were $3,120,000, a decrease of $1,648,000, or 34%, over 1997.
This decrease can be attributed to the fact that we were preparing for the Exchange Offer during 1997, thus generating significant legal, accounting and printing expenses; the Exchange Offer was completed during March 1998. In addition, economies of scale began to be realized during 1997 as a result of the combination of the operations of Lintel Security and VASCO Data Security. In 1998, we also recorded recoveries of bad debts and a reduction of certain legal fees associated with the Exchange Offer.

    OPERATING LOSS

    Our consolidated operating loss for the year ended December 31, 1998 was $1,210,000, compared to the consolidated operating loss of $3,935,000 for 1997, a decrease of $2,725,000, or 69%. Of the 1998 loss, VASCO NA contributed a loss in the amount of $2,163,000 and VASCO Europe contributed income in the amount of $953,000.

    INTEREST EXPENSE

    Consolidated interest expense in 1998 was $1,458,000 compared to $1,148,000 in 1997. The increase can be attributed to average borrowings in 1998 being higher than those of the previous year. See "Liquidity and Capital Resources" below.

    INCOME TAXES

    We recorded tax expense for the year ended December 31, 1998 of $687,000, which consisted of a tax benefit of $2,500 for VASCO NA and tax expense of $689,500 for VASCO Europe.

    At December 31, 1998, we have United States net operating loss carryforwards approximating $7,434,000 and foreign net operating loss carryforwards approximating $1,092,000. Such losses are available to offset our future taxable income and that of our U.S. subsidiary and expire in varying amounts beginning in 2002 and continuing through 2018. In addition, if certain substantial changes in our ownership occur, there would be an annual limitation on the amount of the carryforwards which could be utilized.

    DIVIDENDS

    We paid no dividends during the year ended December 31, 1998 and $82,000 during the year ended December 31, 1997. The 1997 dividend payments were attributable to 9,000 shares of VASCO Series B Preferred Stock issued in 1994. During 1997, all 9,000 shares of VASCO Series B Preferred Stock were converted into common stock.

    1997 COMPARED TO 1996

    The following discussion and analysis should be read in conjunction with our consolidated financial statements for the years ended December 31, 1997 and 1996.

    REVENUES

    Our consolidated revenues for the year ended December 31, 1997 were $12,302,000, an increase of $2,110,000, or 21%, as compared to the year ended December 31, 1996. VASCO Europe contributed $9,518,000, or 77%, of total consolidated revenues, with VASCO NA contributing the remaining $2,784,000, or 23%. Revenues (and other operating results) attributable to VASCO Europe for 1996 are included only from the time of acquisition of Lintel Security and of Digipass. The increase in revenues can be attributed to the full-year effect of the acquisitions, as compared to a partial year in 1996, partially offset by a temporary reduction in shipments to Concord-Eracom Nederland BV during 1997. Concord-Eracom Nederland BV represented approximately $4,200,000 in revenue for 1996, as compared to $2,000,000 in 1997. VPS, the former technical and training unit which was sold in August of 1996, had revenues of $204,000 in 1996 and accounted for 4% of our revenues in 1996.

    COST OF GOODS SOLD

    Our consolidated cost of goods sold for the year ended December 31, 1997 was $6,287,000, an increase of $416,000, or 7%, as compared to the year ended December 31, 1996. VASCO Europe's cost of goods sold was $4,929,000, accounting for 78% of the consolidated cost of goods sold. The overall increase in cost of goods sold is primarily attributable to the inclusion of VASCO Europe for the entire year in 1997. However, the cost of goods sold for security products as a percent of revenue decreased at a slightly quicker pace than revenues for security products. This is due to certain improvements in the manufacture of the products, as well as economies of scale being realized as the 1996 acquisitions of Lintel Security and Digipass were fully integrated.

    GROSS PROFIT

    Our consolidated gross profit for the year ended December 31, 1997 was $6,015,000, an increase of $1,694,000, or 39%, over 1996. This represents a consolidated gross margin of 49%, as compared to 1996's consolidated gross margin of 42%. The increase in gross margin is due to certain improvements in the manufacture of the products, as well as economies of scale being realized as the 1996 acquisitions of Lintel Security and Digipass were fully integrated.

    SALES AND MARKETING EXPENSES

    Consolidated sales and marketing expenses for the year ended December 31, 1997 were $3,381,000, an increase of $1,976,000, or 141%, over 1996. The increase can be attributed to the addition of VASCO Europe for the full year 1997; increased sales efforts including, in part, increased travel costs; an increase in marketing activities, including print media campaigns and other efforts, and an increased presence at trade shows.

    RESEARCH AND DEVELOPMENT EXPENSES

    Consolidated R&D costs for the year ended December 31, 1997 were $1,802,000, an increase of $1,228,000, or 214%, as compared to the year ended December 31, 1996. R&D costs represented 15% of consolidated revenues for 1997 as compared to 6% for 1996. The increase is due to the addition of Research and Development headcount, both in the U.S. and Europe, and to the acquisition of the VACMAN product from Shiva Corporation and the related integration efforts surrounding it. Research and Development efforts are undertaken by both VASCO NA and VASCO Europe on behalf of the consolidated group of companies.

    We expensed, as cost of goods sold, $0 and $180,000 in 1997 and 1996, respectively, reflecting the amortization of capitalized software development costs. As of December 31, 1997 and 1996, we did not carry any product development costs on our books as an asset. There were no product development costs capitalized in 1997 or 1996.

    GENERAL AND ADMINISTRATIVE EXPENSES

    Consolidated general and administrative expenses for the year ended
December 31, 1997 were $4,768,000, an increase of $1,120,000, or 31%, over 1996.
The majority of this increase can be attributed to the legal, accounting and printing costs associated with the preparation of the Exchange Offer held by us during the first quarter of 1998. In addition, the full-year impact of the Lintel Security and Digipass acquisitions and the amortization of intangibles associated with those acquisitions resulted in increased general and administrative expenses in 1997.

    ACQUIRED IN-PROCESS RESEARCH AND DEVELOPMENT

    During 1996, we expensed $7,351,000 pertaining to the in-process research and development acquired in the Lintel Security and Digipass acquisitions based upon independent appraisals. As of December 31, 1997, there remained a net balance of $2,314,000 representing the intangible assets related to the acquisitions, which are carried on our books and amortized over 18-66 months. Amortization expense amounted to $1,083,000 and $440,000 for the years ended December 31, 1997 and 1996, respectively.

    OPERATING LOSS

    Our consolidated operating loss for the year ended December 31, 1997 was $3,935,000, compared to the consolidated operating loss of $8,658,000 for 1996. Of the 1997 loss, VASCO NA contributed a loss in the amount of $4,130,000 and VASCO Europe contributed income in the amount of $195,000. The 1996 consolidated operating loss included a write-off of acquired in-process research and development in the amount of $7,351,000 and $440,000 of amortization expense relating to intangible assets in 1996. The 1996 operating loss, before the write-off and the amortization, was $867,000.

    Our 1997 operating loss, excluding the amortization of intangibles, was attributable to continued investment in Research and Development (primarily for Digipass 300), sales and marketing investments in North America, the expenses for development of corporate infrastructure, such as sales personnel and administrative staff, and the legal, accounting and printing costs incurred during 1997 associated with the preparation of the Exchange Offer held by us during the first quarter of 1998.

    INTEREST EXPENSE

    Consolidated interest expense in 1997 was $1,148,000 compared to $346,000 in 1996. The increase can be attributed to average borrowings in 1997 being substantially above those levels of the previous year.

    INCOME TAXES

    We recorded tax expense for the year ended December 31, 1997 of $200,000 for VASCO NA and $407,000 for VASCO Europe. The tax expense recorded for VASCO NA represents the revaluation (write-down) of deferred tax assets. As of December 31, 1997, we reflected a net deferred tax asset of $83,000, which represented the amount that management deemed would more likely than not be realized. The net deferred tax asset was net of a valuation allowance of $831,000, which was established during 1996 and adjusted during 1997, considering the effects of reversing deferred tax liabilities, projected future earnings, which were revised substantially as a result of the acquisitions of Lintel Security and Digipass, and tax planning strategies.

    DIVIDENDS

    We paid dividends of $82,000 and $108,000 during the years ended
December 31, 1997 and 1996, respectively. These dividend payments were attributable to 9,000 shares of VASCO Series B Preferred Stock issued in 1994. During 1997, all 9,000 shares of VASCO Series B Preferred Stock were converted into common stock.

LIQUIDITY AND CAPITAL RESOURCES

    At September 30, 1999, our aggregate consolidated indebtedness was $8.8 million. We generated cash flow from operating activities of $1.1 million for the nine months ended September 30, 1999. During that period we used $576,000 in investing activities and received $4.7 million from financing activities. Capital expenditures were $289,000 for the nine months ended September 30, 1999.

    During 1997, 1998 and 1999, we financed our operations through a combination of the issuance of equity securities, private borrowings, short-term commercial borrowings, cash flow from operations, and loans from Mr. T. Kendall Hunt, our Chairman and former Chief Executive Officer.

    We issued a 9% convertible note to Kyoto Securities, Ltd., a Bahamian corporation, dated as of May 28, 1996, in the amount of $5,000,000. The note provides for quarterly interest payments and is payable in full on May 29, 2001. In addition, in the event that we propose to make a public offering of our common stock at a price of $22.50 or less, Kyoto may elect through the closing of such offering to have the note paid in full. If Kyoto does not so elect, and the offering is at a per share price of $15.00 or more with gross proceeds of more than $5.0 million, then the note automatically converts into shares of our common stock at a conversion price of $12.00 per share, or 416,667 shares.

    We entered into a convertible loan agreement with Banque Paribas Belgique S.A. effective August 1997, in order to refinance the $3.4 million payment due December 31, 1997 in connection with VASCO's acquisition of Digipass. The terms of the agreement provide that the $3.4 million principal amount is convertible, at the option of the lender, into shares of common stock. This loan bears interest at the rate of 3.25%, payable annually, and matures on September 30, 2002. The loan is convertible, commencing on the earlier of January 1, 1999 or the date of a public offering of the our shares on the EASDAQ and/or NASDAQ and terminating on August 31, 2002, at a conversion price equal to the per share public offering price, provided, however, that if no such offering has occured prior to January 1, 1999, and the loan is converted after such date but prior to the public offering, the conversion price is the average closing market price for shares of the common stock on the NASD Electronic Bulletin Board system for the 20 trading days prior to the date of the notice of conversion, less 10%. In the event a public offering is completed, the lender may at its option (by written notice within seven days after our receipt of the proceeds of the public offering) require the principal amount of the loan to be repaid in cash, in which case additional special interest is payable as follows: $680,000 if repayment is on January 1, 1999 or later. As part of this transaction, Mr. Hunt entered into a pledge agreement with Banque Paribas Belgique S.A. pursuant to which he pledged, as collateral for the VDSE convertible note, 1,416,666 of his shares of common stock, which number of shares is subject to adjustment based on the market value of the shares.

    On March 31, 1998, we entered into a loan agreement with Lernout & Hauspie Finance Corp. N.V. in the amount of $3 million, bearing interest at 9.5%, payable quarterly, with an original maturity of January 4, 1999. The maturity of this note was extended to coincide with a private placement of our equity in the second quarter of 1999. This loan is convertible at the option of the holder into shares of common stock based upon the average closing price of the common stock for the 10 trading days prior to March 11, 1998, the date the Exchange Offer closed. The loan was repaid in April 1999 from the proceeds of a private placement of our common stock.

    In April 1999, we completed a private placement of common stock in the amount of $11.5 million. The transaction represented a sale of common stock to European institutional investors at a price of $3.50 per share. A total of 3,285,714 shares of common stock were issued as a part of this transaction.

    In addition to the net proceeds of this offering, we believe that we will rely primarily on cash flow from operations for our funding needs. We intend to seek acquisitions of businesses, products and technologies that are complementary or additive to ours. There can be no assurance that any such acquisition will be made.

RECENT DEVELOPMENTS

    On October 8, 1999, we acquired all of the capital stock of IntelliSoft Corp. for 1,812,078 shares of our common stock. We will account for this transaction under the pooling-of-interest method of accounting.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

    During 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 133, "Accounting for Derivative Instruments and Hedging Activities" (as amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133"), which is effective for all fiscal years beginning after June 15, 2000. SFAS No. 133 establishes a comprehensive standard for the recognition and measurement of derivative instruments and hedging activities. We do not expect a material effect on our consolidated financial position, liquidity, or results of operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

    Approximately 80% of our business is conducted outside the United States in Europe and Asia/ Pacific. The majority of business operations are transacted in foreign currencies. As a result, we have exposure to foreign exchange fluctuations. We are affected by both foreign currency translation and transaction adjustments. Translation adjustments result from the conversion of the foreign subsidiaries' balance sheets and income statements to U.S. dollars at year-end exchange rates and weighted average exchange rates, respectively. Translation adjustments resulting from this process are recorded directly into stockholders' equity. Transaction adjustments result from currency exchange movements when a foreign subsidiary transacts business in a currency that differs from its local currency. These transactions are recorded as gains or losses in our statement of operations.

    Our foreign exchange exposure has been minimized as the majority of our business transactions were spread across approximately 40 different countries and currencies. This geographic diversity reduced the risk to our operating results. Also, we perform periodic reviews of outstanding balances and settle intercompany accounts to minimize foreign exchange transaction gains and losses.

    We have minimal interest rate risk. Our fixed rate notes consist of $8.4 million of long-term debt, ranging from 3.25% to 9.5%, which are not subject to market fluctuations. These notes mature from 2000 to 2002.

                                    BUSINESS

GENERAL

    We design, develop, market and support security products and services which manage and secure access to computer systems of corporate and governmental clients. Additionally, we enable secure financial transactions made over private enterprise networks and public networks, such as the Internet. We believe that our software and hardware products provide organizations with strong, flexible, and effective Internet and enterprise security solutions. Our IdentiSoft division primarily designs and markets products under the Digipass brand. The Digipass family of user authentication devices, all of which incorporate an electronic digital signature capability to guarantee the integrity of electronic transactions and data transmissions, are commonly referred to as security tokens. Our IntelliSoft division is responsible for open standards-based software products, including our SnareWorks and VACMAN product lines which provide enterprise-wide solutions to secure Internet, client/server, and mainframe applications.

    Our security solutions are sold worldwide through our direct sales force, as well as through distributors, resellers and systems integrators. We currently have approximately 400 customers in more than 47 countries. Representative customers of our products include:

    - in Europe, ABN-AMRO Bank, Rabobank, SE--Banken, and KBC; and

    - outside Europe, John Hancock, Liberty Mutual, Cable and Wireless, 3M, Centerlink (the social security agency of Australia) and Duke University.

INDUSTRY BACKGROUND

    The growth in electronic banking and electronic commerce, and the increasing use and reliance upon proprietary or confidential information by businesses, government and educational institutions that is remotely accessible by many users, has made information security a paramount concern. We believe that enterprises are seeking solutions which will continue to allow them to expand access to data and financial assets while maintaining network security.

    According to           , the global market for security products is growing
from $2.3 billion in 1998 to over $8 billion in 2003, a compound annual growth rate of 28%.

    INTERNET AND ENTERPRISE SECURITY. With the advent of personal computers and distributed information systems in the form of wide area networks, intranets, local area networks and the Internet, as well as other direct electronic links, many organizations have implemented applications to enable their work force and third parties, including vendors, suppliers and customers, to access and exchange data and perform electronic transactions. As a result of the increased number of users having direct and remote access to such enterprise applications, data and financial assets have become increasingly vulnerable to unauthorized access and misuse.

    INDIVIDUAL USER SECURITY. In addition to the need for enterprise-wide security, the proliferation of personal computers, personal digital assistants and mobile telephones in both the home and office settings, combined with widespread access to the Internet, have created significant opportunities for electronic commerce by individual users such as electronic bill payment, home banking and home shopping.

    There is a perception among many consumers that there is a risk involved in transmitting information via the Internet (such as using credit cards to make purchases on the Internet), and this perception has hampered the development of consumer-based electronic commerce. Accordingly, we believe that electronic commerce will benefit from the implementation of improved security measures that accurately identify users and reliably encrypt data transmissions over the Internet.

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    COMPONENTS OF SECURITY.  Data and financial asset security, and secured access to and participation in on-line commerce, generally consist of the following components:

    - ENCRYPTION: Maintains data privacy by converting information into an unreadable pattern and allowing only authorized parties to decrypt the data. Encryption can also maintain data integrity by creating digital signatures for transmitted data, enabling the recipient to check whether the data was changed since or during transmission.

    - IDENTIFICATION AND AUTHENTICATION: Serves as the foundation for other security mechanisms by verifying that a user is who he or she claims to be. Identification and authentication mechanisms are often employed with encryption tools to authenticate users, to determine the proper encryption key for encrypting/decrypting data, or to enable users to digitally "sign" or verify the integrity of transmitted data.

    - ACCESS CONTROL: Software that provides authentication, authorization, and accounting functions, controlling a user's access to only that data or the financial assets which he or she is authorized to access, and which keep track of a user's activities after access has been granted.

    - ADMINISTRATION AND MANAGEMENT TOOLS: Software which sets implements, and monitors security policies, the access to which is typically regulated by access control systems. These tools are extremely important to the overall effectiveness of a security system.

    The most effective security policies employ most, if not all, of the above components. Most companies, however, only implement a patchwork of these components, which can result in their security systems being compromised.

THE VASCO SOLUTION

    To date, most approaches to network security, including Internet security, have been limited in scope and have failed to address all of the critical aspects of data security. We believe that an effective enterprise-wide solution must address and assimilate issues relating to the following:

    - speed and ease of implementation, use, and administration;

    - reliability;

    - interoperability with diverse enterprise environments, existing customer applications, and the security infrastructure;

    - scalability; and

    - overall cost of ownership.

    Accordingly, we have adopted the following approach to data security:

    - In designing our products, we have sought to incorporate all industry-accepted, open, and non-proprietary protocols. This permits interoperability between our products and the multiple platforms, products, and applications widely in use.

    - We have designed our products and services to minimize their integration effort with, and disruption of, existing legacy applications and the security infrastructure, such as Public Key Infrastructure. We provide customers with easier implementations and a more rapid means of implementing security across the enterprise, including the Internet. With security being a critical enabling technology for online business initiatives, speed and ease of security implementation has become crucial to an organization's success.

    - We design our products and services to have a lower total cost of security ownership than competing products and services. We have found that product improvements and tools that lower a customer's total cost of ownership create differentiating sales and marketing tools, and also help in the development of a highly loyal customer base that is open to new solutions that we offer.

    As a result of this approach, we believe that we are positioned to market our open standards-based software and hardware security solutions, including those designed to provide security to Internet users.

VASCO'S STRATEGY

    We believe we have one of the most complete lines of security products and services available in the market today and we intend to become a leading provider, on a worldwide basis, of these products and services. The key element of our strategy for achieving this objective is to demonstrate to an increasing number of distributors, resellers and systems integrators that by incorporating our security products into their own products more effectively they can differentiate themselves in their marketplaces and increase the value of their products. In addition, we demonstrate to our corporate users that our products provide mission critical security to their internal and external security infrastructures. Following this aggressive marketing and promotion, we work with these resellers and integrators to support their sales of solutions which include our products.

    For example Novell, S-1, Brokat and Intel Network Services (formerly Shiva) have all built support for our products. We currently market to the distribution channels of these companies and are already recognizing significant revenue as these channels sell our solutions through to their end customers. In addition, our IntelliSoft division has a base of customers we market to directly such as Duke University, 3M, John Hancock and Cable & Wireless. We are aggressively expanding the use of this strategy world wide. Further, we intend to:

    INCREASE SALES AND MARKETING EFFORTS WORLDWIDE. We intend to increase sales of our security products and services in our firmly established European markets and to aggressively increase our sales and support presence and marketing efforts in North America, South America and Asia. We plan to:

    - market new services and products to our existing customers by providing testimonial evidence of user experiences from other customers;

    - launch a worldwide marketing campaign to raise awareness of our solutions among the decision makers in the security products industry;

    - form additional strategic relationships with resellers and vendors of complementary, innovative security products and systems; and

    - develop a marketing and sales infrastructure in new markets, initially including Hong Kong and Argentina.

    CONTINUE INNOVATION. We intend to continue to enhance and broaden our line of security products to meet the changing needs of our existing and potential customers by:

    - building on our core software and hardware security expertise, such as expanding our technology for use on different platforms (like mobile phones and personal digital assistants) and incorporating biometrics into our products;

    - acquiring complementary technologies or businesses;

    - developing additional applications for our products in areas which may include securing the exchange of data in the healthcare field and providing security for Internet gambling and lottery transactions, among others.

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
VASCO'S PRODUCTS

    We operate as two worldwide divisions: IdentiSoft and IntelliSoft. Each division has its own sales, research and development, and support structures, while both divisions take advantage of global corporate services such as marketing, administration, public relations, and finance. However, there is considerable and growing cross-product sales, marketing, and development between the divisions.

    The IdentiSoft division is responsible for the development, sales, and support of our Digipass and Cryptech product lines. The IntelliSoft division is responsible for the development, sales, and support of our SnareWorks and VACMAN product lines.

    THE IDENTISOFT DIVISION

    Our IdentiSoft division offers software and handheld hardware security products that provide strong user authentication, thus eliminating the weakest link in any security scheme, the isolated use of a static password.

    IDENTISOFT'S DIGIPASS PRODUCT LINE

    Our Digipass product line, which exists as a family of authentication devices as well as extensive software libraries, provides a flexible and affordable means of authenticating users to any network, including the Internet.

    Security can be broken into three factors:

    - What you have (the Digipass device itself);

    - What you know (the PIN code to activate the Digipass); and

    - Who you are (biometrics).

    The Digipass family is currently based on the first two factors. We are developing voice and fingerprint technology to incorporate the third factor into the Digipass. Using the Digipass system, in order to enter a remote system or to digitally sign data one needs:

    - The hardware device (the token) itself so that if you do not physically have the token, you will not be able to log on to the system; and

    - The PIN code for the token so if you do not know the appropriate code the user will not be able to use the applications stored inside.

    Both of these factors help to make sure that a natural person is authenticating (or signing), instead of a computer or another device. These factors also enable extremely high portability for security anytime, anywhere and anyhow.

    Digipasses calculate dynamic passwords, also known as one-time passwords to authenticate users on a computer network and for a variety of other applications. There are several versions of the Digipass, the 50, 100, 300, 500, 600 and 700, each of which has its own distinct characteristics. However, the product line is designed to work together and customers can switch their users' devices without requiring any changes to the customers existing infrastructure. They can be used to calculate digital signatures, known as electronic signatures or message authentication codes, to protect electronic transactions and guarantee the integrity of the contents of these transactions. In addition, the Digipass 50 is designed to be used on other platforms such as mobile phones and personal digital assistants.

    Using a Digipass requires a connection to the host (server) computer that knows the parameters of the end-user's Digipass. Every time the user sends a dynamic password or digital signature to the host computer, the computer will retrieve all the necessary information from the database and will check the validity of the password or signature. After the host has checked the validity of the dynamic password or signature, it will notify the end-user of the correctness or incorrectness of the validity check.

    Digipass security devices (hardware tokens) are not terminal dependent and do not require any specific software platform since they only interact with a human being.

    Currently, the Digipass is used in many applications, the largest of which is banking. Different banking applications are:

    - corporate banking through direct dial-up, as well as over the Internet, and

    - retail banking to secure transactions made through the use of a dial-up connection with a personal computer, the traditional phone system, the Internet, and wireless phones and other communication devices such as personal digital assistants.

    Another significant application for the Digipass is to secure access to corporate networks for home-based, traveling and other remote users. Finally, Digipasses are increasingly being used in a variety of e-commerce applications where the user is part of a pre-defined user group. We intend to expand the use of the Digipass to other groups of users and applications, including electronic commerce transactions directed at the general public.

    INDENTISOFT'S CRYPTECH PRODUCT LINE. IndentiSoft has a product line that produces encrypted microprocessor chips for use in, among other things, ATMs, fax machines, modems and security servers to perform DES and RSA encryption at high speeds.

    THE INTELLISOFT DIVISION

    Our IntelliSoft division offers enterprise-wide security products that provide encryption, access control, and administration and management tools. Through the product architecture, the software can be configured to provide security for mainframe, client/server, and Internet applications.

    INTELLISOFT'S SNAREWORKS PRODUCT LINE

    IntelliSoft's SnareWorks product line provides transparent end-to-end security for all applications utilizing TCP/IP, deployed throughout an enterprise.

    We believe that SnareWorks products are different from other products currently available in the market because of the following key factors:

    - PROTOCOL SUPPORT MODULES. These are small segments of computer code that represent the knowledge modules that describe the application protocol to SnareWorks. With these small knowledge modules it is possible to teach SnareWorks how to apply state of the art security features to existing applications without requiring any retooling of the applications themselves.

    - FLEXIBLE AUTHENTICATION. SnareWorks enables an enterprise to quickly deploy a variety of authentication mechanisms, including those available from competitors, on the desktop.

    - SECURE SINGLE SIGN-ON. Once initial authentication is achieved, SnareWorks provides single sign-on to a variety of applications, including web-based and desktop-based applications. In the case of Web-servers, a user will not have to log into more than a single web server or application. SnareWorks is different from other competing products because it can adapt to all commonly deployed authorization and authentication methodologies.

    Additional key features and benefits of the SnareWorks product line are as follows:

    - TRANSPARENT ENCRYPTION. SnareWorks enables strong encryption of all TCP/IP network traffic on every computer in a network simply by installing it. When SnareWorks is involved in the transfer of data, the default is to automatically encrypt all data.

    - EASY INSTALLATION. SnareWorks client or desktop software can be downloaded and installed on desktop computers and web browsers in a matter of minutes, and does not require additional software or alterations to existing application software programs. For Internet based applications that require only the use of a browser, there is no software to be installed on, or downloaded to, the user's desktop. This feature significantly reduces the time, cost and inconvenience to the customer of securing their networks.

    - AUTOMATED USER REGISTRATION. SnareWorks provides an automated process to register new users by providing them with their network identity along with their public key certificates without the assistance of a human administrator. This feature allows large companies to deploy SnareWorks more rapidly than it would normally take to deploy a solution of this scope.

    - SCALABLE AUTHORIZATION. Users or groups of related users can be granted access to different portions or applications on a network based upon their SnareWorks profile. SnareWorks is scalable, allowing a virtually unlimited number of groups and users to be efficiently handled by the software. Common groupings of users are made on the basis of their members, roles, locations and/or time of day, among other factors.

    - LOG FILES BASED AUDITING. SnareWorks provides "log files" or detailed records of the activity surrounding a data transfer, including identity of user, time, application accessed and date transferred. These log files are used to monitor and audit network activity by administrators. SnareWorks can create these files even if the applications or software programs don't provide for the creation of log files.

    - USE OF DIGITAL SIGNATURES. A distinctive feature of SnareWorks is its ability to significantly enhance the reliability of applications and data through the use of digital signatures. A digital signature is an authentic piece of data attached to an object. The recipient as well as a third party can verify that the object to which the signature is attached has not been altered since it was signed.

    - DISTRIBUTED MANAGEMENT. SnareWorks can be managed from a central location or from over a dozen graphical management editors and viewers to provide a comprehensive view of security in the enterprise.

    - STANDARDS BASED. SnareWorks supports a wide variety of standard encryption devices, including DES, 3DES and SSL, digital signatures (RSA), message integrity (MD5), key management (DCE/Kerberos, RSA), digital certificates (X.509), access control (POSIX), and strong authentication (RADIUS).

    INTELLISOFT'S VACMAN PRODUCT LINE

    IntelliSoft's VACMAN product line provides organizations with access control software to manage remote access to computer networks. The product line consists of the VACMAN Radius Server, the VACMAN Programmer, the VACMAN OPTIMUM and the VACMAN controller.

    Key features of the VACMAN product line are:

    - interoperability with a wide range of commercially standard products and protocols including ODBC databases or any server supporting the RADIUS standard;

    - the ability to program Digipass tokens, giving customers complete control of the initialization, customization and maintenance processes; and

    - the allowance of quick integration of Digipass Authentication software into industry standard platforms such as Sun Solaris and UNIX.

INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS AND LICENSES

    We rely on a combination of patent, copyright, trademark and trade secret laws, as well as employee and third-party non-disclosure agreements to protect our proprietary rights. In particular, we hold several patents in the United States and a corresponding patent in certain European countries, which cover certain aspects of our technology. The majority of our patents cover our Digipass 300 and Digipass 500 tokens. The U.S. patents expire between 2003 and 2010 and the European patent expires in 2008. We believe these patents to be valuable property rights and we rely on the strength of our patents and on trade secret law to protect our intellectual property rights. To the extent that we believe our patents are being infringed upon, we intend to assert vigorously our patent protection rights, including but not limited to, pursuing all available legal remedies.

    On March 25, 1998 we entered into a license agreement with Lernout & Hauspie Speech Products N.V. pursuant to which we received a five-year world-wide, non-exclusive, non-transferable license to use certain speaker verification software in access control applications. For this license, we agreed to pay a royalty of 10% of revenue associated with the software plus a royalty pre-payment of $800,000. On December 31, 1998, the license was extended for an additional 5 years and we made additional royalty pre-payments aggregating $1.7 million. In addition, the revised agreement also provides for the initiation of a co-marketing and co-sales effort.

    Further, in connection with sales of our SnareWorks product, we offer a SnareTools tool kit pursuant to a perpetual license agreement with Computer Associates dated December 2, 1996, pursuant to which we pay a small royalty based on how our product is configured with the end user. SnareWorks also contains infrastructure software which is provided by IBM under an original equipment manufacturing agreement dated October 6, 1999, and by Gradient Technologies under an original equipment manufacturing agreement dated July 13, 1999. Both of these agreements are for three-year terms and also provide for small royalty payments based on how our product is configured with the end users. In the ordinary course of our business we have entered, and may periodically enter, into license agreements with software providers, as needed.

RESEARCH AND DEVELOPMENT

    Our research and development efforts historically have been, and will continue to be, concentrated on product enhancement, new technology development and related new product introductions. We employ 24 full-time engineers and, from time to time also engage independent engineering firms to conduct non-strategic research and development efforts on our behalf. For the fiscal years ended December 31, 1997, 1998 and the nine-months ended September 30, 1999, we expended $1,802,000, $1,788,000 and $1,771,000, respectively, on research and development, representing approximately 14.6%, 11.9% and 13.2% of consolidated revenues for 1997, 1998 and the nine-months ended September 30, 1999, respectively.

    While management is committed to enhancing our current product offerings, and introducing new products, we cannot be certain that our research and development activities will be successful. Furthermore, we may not have sufficient financial resources to identify and develop new technologies and bring new products to market in a timely and cost effective manner, and we cannot ensure that any such products will be commercially successful if and when they are introduced.

PRODUCTION

    Our security hardware products are manufactured by third parties pursuant to purchase orders that we issue. Our hardware products are made primarily from commercially available electronic components which are purchased globally. Our software products are produced either in-house or by several outside sources in North America and in Europe.

    The security tokens utilize commercially available programmable microprocessors, or chips. We use two microprocessors, made by Samsung and Epson, for the various hardware products we produce. The Samsung microprocessors are purchased from Samsung Semiconductor in Belgium, and the Epson microprocessors are purchased from Alcom Electronics NV/SA, also located in Belgium. The microprocessors are the only components of our security tokens that are not commodity items readily available on the open market. While there is an inherent risk associated with each supplier of microprocessors, we believe having two sources reduces the overall risk to a commercially acceptable level.

    Orders of microprocessors and some other components generally require a lead time of 12-16 weeks. We attempt to maintain a sufficient inventory of all parts to handle short term increases in orders. Large orders that would significantly deplete our inventory are typically required to be placed with more than 12 weeks of lead time, allowing us to attempt to make appropriate arrangements with our suppliers.

    We purchase the majority of our product components and arrange for shipment to third parties for assembly and testing in accordance with our design specifications. Our security token products are assembled exclusively by two independent companies, each of which is based in Hong Kong. Purchases from one of the companies are made on a purchase order by purchase order basis. Purchases from the other company are under a contract that extends to January 21, 2001, with automatic one-year renewals and subject to termination on six months notice. Each of these companies assembles our security tokens at facilities in mainland China. One of the companies also maintains manufacturing capacity in Hong Kong. Equipment designed to test product at the point of assembly is supplied by us and periodic visits are made by our personnel for purposes of quality assurance, assembly process review and supplier relations.

    There can be no assurance that we will not experience interruptions in the supply of either the component parts that are used in our products or fully-assembled token devices in general. In the event that the flow of components or finished product was interrupted there could be a considerable delay in finding suitable replacement sources for those components, as well as in replacement assembly subcontractors with the result that our business and results of operations could be adversely affected. For further information about our suppliers, refer to the Risk Factors section.

COMPETITION

    The market for computer and network security solutions is very competitive and, like most technology-driven markets, is subject to rapid change and constantly evolving products and services. With respect to Digipass, our main competitor is RSA Security Inc. and with respect to our SnareWorks and VACMAN product lines, our main competitor is Netegrity, Inc.. There are many other companies such as Computer Associates International, Inc., AXENT Technologies, Inc. and Gradient Technologies, Inc. which offer hardware, software and services that range from simple locking mechanisms to sophisticated encryption technologies. We believe that competition in this market is likely to intensify as a result of increasing demand for security products.

    We believe that the principal competitive factors affecting the market for computer and network security products include the strength and effectiveness of the solution, technical features, ease of use, quality/reliability, customer service and support, name recognition, distribution channels and price. Although we believe that our products currently compete favorably with respect to such factors, other than name recognition in certain markets, there can be no assurance that we can maintain our competitive position against current and potential competitors, especially those with significantly greater financial, marketing, service, support, technical and other competitive resources.

    Many of our present and potential competitors have significantly greater financial, technical, marketing, purchasing and other resources than we do, and as a result, may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion and sale of products, or to deliver competitive products at a lower end user price. Current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address the needs of our prospective customers. Accordingly, it is possible that new competitors or alliances may emerge and rapidly acquire significant market share.

    Our products are designed to allow authorized users access to a computing environment, in some cases using patented technology as a replacement for the static password. Although certain of our security token technologies are patented, there are other organizations that offer token-type password generators incorporating challenge-response or response-only approaches that employ different technological solutions and compete with us for market share. For additional information regarding our competition, please refer to the section titled Risk Factors.

SALES AND MARKETING

    Our security solutions are sold worldwide through our direct sales force, as well as through distributors, resellers and systems integrators. A sales staff of 24 coordinates our sales through both our sales channels and these strategic partners' sales channels and makes direct sales calls either alone or with sales personnel of vendors of computer systems. Our sales staff also provides product education seminars to sales and technical personnel of vendors and distributors with whom we have working relationships and to potential end-users of our products.

    Part of our expanded selling effort includes approaching our existing strategic partners to find additional applications for our security products. In addition, our marketing plan calls for the identification of new business opportunities that may require enhanced security over the transmission of electronic data or transactions where we do not currently market our products. Our efforts also include the preparation and dissemination of white papers prepared by our support engineers which explain how we believe our security products can add value or otherwise be beneficial.

    Early in the fourth quarter of 1999, we expanded our relationship with Saatchi & Saatchi to spearhead our worldwide marketing campaign. This worldwide campaign will include print and media advertising to targeted sectors, as well as interactive web-based promotional activity.

CUSTOMERS AND MARKETS

    Customers for our products include some of the world's most recognized names. Customers of Digipass tokens include:

    In addition, a growing number of businesses are using SnareWorks and VACMAN. These include: Duke University, 3M, John Hancock, Liberty Mutual and Cable & Wireless.

    Cryptech customers are primarily original equipment manufacturers.

    In 1999,
[                                                                        ]
accounted for [   %] of our revenues. We are aware of the risks associated with his degree of customer concentration and expect to further minimize our reliance on these customers.

EMPLOYEES

    As of December 31, 1999, we employed 78 full-time employees, 1 full-time consultants and 1 part-time employee. Of these, 37 were located in North America and 43 were located in Europe. Of the total, 36 were involved in sales, marketing and customer support, 24 in product production, research and development and 20 in administration.

PROPERTY

    Our corporate offices and North American administrative, sales and marketing, research and development and support facilities are located in the United States in an office complex in Oakbrook Terrace, Illinois, a suburb of Chicago. These facilities are leased through November 30, 2004, and consist of approximately 9,000 square feet. We believe that the Oakbrook Terrace facilities will be adequate for our present growth plans.

    Our European administrative, sales and marketing, research and development and support facilities are located in a suburb of Brussels, Belgium. These facilities consist of approximately 23,500 square feet of office space which are occupied under a lease expiring in September 30, 2005. We believe that these facilities are adequate for our present growth plans.

GOVERNMENT REGULATION

    All of our products are subject to export controls and restrictions in the United States and Belgium. In the United States, controls and restrictions are administered by the United States Department of Commerce in conjunction with the National Security Agency and other U.S. government agencies. Exports of products with encryption capabilities are subject to varying degrees of control and restriction depending upon a number of factors. Generally speaking, these products are subject to a one-time government review and classification prior to export. Products with longer bit (encryption) lengths often require issuance of a government license prior to export. In addition, recent changes in U.S. encryption regulations take into account other factors such as whether the product is a retail product and whether it is being exported to a non-governmental customer. U.S. export laws also prohibit the export of encryption products to a number of specified countries that are deemed to support terrorism or to be hostile to the United States. Until recently, we did not need to obtain U.S. export licenses for our products.

    There can be no assurance, however, that the list of products and countries for which export approval is required, and the regulatory requirements with regard thereto will not be revised from time to time. Our inability to obtain required approvals under these regulations could materially adversely affect our ability to make international sales of the products under U.S. export control laws.

    Our core authentication products, do not, nor are they likely to, fall under U.S. encryption export control regulations. Although all of our authentication products utilize encryption technologies, the products cannot read and encrypt client data. Thus, they are not subject to the U.S. encryption export control regulations.

    Similarly, VDS NV/SA, our Belgian operating subsidiary, is subject to export licensing requirements under Belgian law. The inability of VDS NV/SA to obtain required approvals or licenses under Belgian law also could have a material adverse effect on our financial condition or results of operations.

    The Belgian export of VDS NV/SA's cryptographic products, consisting of DES and RSA microprocessors and PC/DES and RSA cards (including software development kit(s)), is subject to European Community regulations. VDS NV/SA's cryptographic products are considered to be "goods of dual use" under those regulations, (i.e., goods that can be used for both civil and military purposes). As such, a national individual export license is required for their export, except to Luxembourg and the Netherlands. Only the VDS NV/SA products that perform encryption of data for confidentiality reasons require an individual export license, and VDS NV/SA has obtained such licenses for the export of these products.

    VDS NV/SA, as owner and exporter of the cryptographic products, must apply to the Belgian Ministry of Economic Affairs for an export license for each company to which it exports such products. An export license is valid for one customer for one year from the date of issue. It can be reused for several consecutive deliveries to that customer until the total export quantity, as indicated on the license, has been exhausted. If the quantity is not completely exported during the one year license period, the license can be renewed once for another year. VDS NV/SA applies for such licenses for customers that wish to purchase cryptographic products.

LITIGATION

    From time to time, we are involved in litigation incidental to the conduct of our business. We are not a party to any lawsuit or proceeding which, in our management, is likely to have a material adverse effect on our business, financial condition or results of operations.

                                   MANAGEMENT

OUR DIRECTORS AND OFFICERS

    Our executive officers and directors, and their respective ages as of February 8, 2000, are as follows:

NAME                                          AGE                       POSITION
----                                        --------                    --------
Mario R. Houthooft........................     46      Chief Executive Officer and Director
T. Kendall Hunt...........................     56      Chairman of the Board and Executive Vice
                                                       President
Forrest D. Laidley........................     55      Secretary and Director
Christian Dumolin.........................     54      Director
Michael A. Mulshine.......................     61      Director
Michael P. Cullinane......................     50      Director
Pol Hauspie...............................     49      Director
Jan Valcke................................     45      General Manager, IdentiSoft Division
Jonathan Chinitz..........................     40      General Manager, IntelliSoft Division

    MARIO R. HOUTHOOFT--Mr. Houthooft serves as our Chief Executive Officer and a Director. Mr. Houthooft was elected to our Board of Directors as of April 10, 1998. From 1992 until joining us, he served in various management positions with Lintel Security. Prior thereto, he was with Cryptech Company, which he founded, from 1985 where he served in various positions.

    T. KENDALL "KEN" HUNT--Mr. Hunt is Chairman of the Board and Executive Vice President. He served as our Chief Executive Officer through June 16, 1999. He has been a director since July 1997. He served since 1990 as Chairman and President of our predecessor.

    FORREST D. LAIDLEY--Mr. Laidley is our Secretary and has been a director since July 1997. He has been involved with us and our predecessors for certain periods since 1984 in similar capacities. He is currently a partner in the law firm of Tressler, Soderstrom, Maloney & Priess and prior to that was a partner in the law firm of Laidley & Porter (and predecessor firm) in Libertyville, Illinois since 1985. He serves on the Advisory Council on Main Street Libertyville and is a director of Harris Bank Libertyville, an Illinois chartered banking institution, and is President and sole stockholder of Forrest Properties, Inc., an Illinois real estate development corporation.

    CHRISTIAN DUMOLIN--Mr. Dumolin has been a director since April 23, 1999. He is a member of our Audit Committee. Mr. Dumolin is President and CEO of Koceram N.V. since 1980. Koceram is a producer of building products, developing business through several subsidiaries, including Koramic Building Products N.V. and TrustCapital N.V., both of which are quoted on the Brussels' (Belgium) Stock Exchange. In addition, Koceram is involved in financial activities (development and venture capital) and real estate activities. Mr. Dumolin is also a member of the Council of Regency of the National Bank of Belgium.

    MICHAEL A. MULSHINE--Mr. Mulshine has been a director since July 1997. He is a member of our Audit Committee and Compensation Committee. He is, and since 1997 has been, a principal of Osprey Partners, a management consulting firm. Since 1985 he has been a director and Secretary of Sedona Corporation a provider of Geographic Information Systems database management software products. Additionally, Mr. Mulshine is a director of Production Systems, Inc., a software engineering company specializing in the technology of modeling and simulation, and a director of Inresco, Inc., a manufacturer of high-performance circuit protection devices.

    MICHAEL P. CULLINANE--Mr. Cullinane has been a director since April 10, 1998. He is the Chairman of our Compensation Committee and a member of our Audit Committee. Mr. Cullinane is currently the Executive Vice President and Chief Financial Officer of Divine InterVentures, Inc. From 1988 to

June 1999 he served as Executive Vice President, and Chief Financial Officer and treasurer of PLATINUM technology, Inc. PLATINUM technology provides software products and consulting services that help Global 10,000 IT organizations manage and improve their IT infrastructure, which consists of data, systems, and applications. Mr. Cullinane is a director of PLATINUM Entertainment, Inc and Made 2 Manage, Inc. and Interactive Intelligence, Inc., all of which are public companies.

    POL HAUSPIE--Mr. Hauspie has been a director since January 27, 1999.
Mr. Hauspie, a co-founder of Lernout & Hauspie Speech Products NV and has served as a Managing Director, President, Co-Chairman of the Board and Co-Chairman in the office of the Chief Executive since its incorporation. In 1977 Mr. Hauspie founded HPP Computer Center, a developer and marketer of software for accountants and financial advisors, and served as its president until its sale in 1987 to finance the start-up of Lernout & Hauspie Speech Products NV. Mr. Hauspie also serves on the board of several private and public companies.

    JAN VALCKE--Mr. Valcke has been our Vice President since 1996 and, the General Manager of the IdentiSoft Division since November 1999. From 1992 until joining Vasco Data Security nv/sa, he served as Vice President of Sales and Marketing of Digipass sa, member of the Digiline International group. He was co-founder and Member of the Board of Directors of Digiline since 1988.

    JONATHAN CHINITZ--Mr. Chinitz has been General Manager of our IntelliSoft Division since November, 1999, and was President and founder of IntelliSoft Corp. from 1992 through 1999 before its acquisition by us in 1999. Mr. Chinitz has been involved in the distributed security market since 1991.

    Each of our directors holds office for a one-year term and until his respective successor has been duly elected and qualified. Our executive officers are elected by and serve at the discretion of our Board of Directors.

BOARD COMMITTEES

    Our Board of Directors currently maintains two standing committees, the Audit Committee and the Compensation Committee. The Audit Committee, currently comprised of directors Michael P. Cullinane, Christian Dumolin and Michael A. Mulshine, recommends to the Board of Directors the engagement of the our independent accountants, reviews with such accountants the plan, scope and results of their audit of the consolidated financial statements and reviews the independence of such accountants. The Compensation Committee, currently comprised of the same directors as the Audit Committee and Forrest D. Laidley, reviews and makes recommendations to the Board of Directors regarding all forms of compensation to be provided to our executive officers, directors and consultants.

COMPENSATION OF DIRECTORS

    Our directors are reimbursed for expenses incurred in connection with their attendance at periodic Board meetings. Directors receive no cash compensation for their services; however, non-employee directors are eligible to receive stock option grants from time to time. In 1999 the non-employee directors, Messrs. Laidley, Anderson, Hauspie, Cullinane and Mulshine, each received options to purchase 8,000 shares of common stock, at an exercise price of $3.125 per share.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Our Compensation Committee is comprised of Messrs. Laidley, Cullinane and Mulshine.

    Forrest D. Laidley serves as a Director and our Secretary. Mr. Laidley was a partner in the law firm of Laidley & Porter which has performed various legal services for us since our inception. Mr. Laidley and his former partners have made equity investments in us from time to time through various private placements and are currently stockholders and warrant holders. Mr. Laidley's current firm, Tressler, Soderstrom, Maloney & Priess, is currently performing legal services for us. Mr. Laidley's services currently are and have been on a noncompensation basis, although his firm is compensated for services rendered to us by attorneys other than Mr. Laidley. Mr. Laidley's firm was paid approximately $2,000 during the nine months ended September 30, 1999.

EMPLOYMENT AND CONSULTING AGREEMENTS

    Messrs. T. Kendall Hunt and Jonathan Chinitz entered into employment agreements with us. Mr. Hunt's agreement, dated June 15, 1999, employs Mr. Hunt as our Chairman and Executive Vice President. Mr. Chinitz's agreement, dated as of October 5, 1999, employs Mr. Chinitz as our Vice President and General Manager of the IntelliSoft Division.

    Mr. Hunt's agreement does not provide for a specific term of employment while Mr. Chinitz's provides for a three-year term. Under, both the agreements Messrs. Hunt and Chinitz may be terminated upon death or Disability (as defined in the employment agreement), for cause (as defined in the employment agreement), or without cause. In the event they are terminated without cause, they are entitled to certain severance benefits. The Employment Agreement contains provisions restricting their ability to compete against us in the event their employment is terminated.

    The employment agreement provides Messrs. Hunt and Chinitz with a base salary which is subject to review in accordance with our normal practice for executive salary review from time to time in effect. In addition, they are both entitled to receive an annual bonus as determined by our Compensation Committee. Mr. Chinitz receives a car allowance of approximately $1,000 per month.

    In the event either of them is terminated by us upon a "Change of Control" (as defined in the Employment Agreement), he is entitled to certain severance benefits consisting of continued salary payments for a set period of time.

    Mr. Houthooft is compensated under the terms of a consulting agreement between him,VASCO and his private Belgian limited company dated June 15, 1999, that provides for an annual salary of $165,000 plus an annual bonus as determined by our compensation committee. The agreement provides that Mr. Houthooft has supervision and control over, and responsibility for, the overall management of VASCO and that he shall have such other powers and duties as our board may from time to time prescribe. The agreement may be terminated by us with or without cause, and includes a non-compete clause that ranges from 12 to 18 months depending upon the reason for such termination, including termination as a result of a change of control. The agreement also provides for severance payments in the event of termination for reasons other than cause.

    Mr. Valcke is compensated under the terms of a consulting agreement between him, VASCO and his private Belgian limited company dated November 1, 1999, that provides for an annual salary of $117,000 plus an annual bonus equal to $37,500. One-half of the bonus is conditioned upon Mr. Valcke meeting established budget forecasts. The agreement is terminable by either party upon 30 days notice and includes a termination for cause provision. The agreement also includes a six-month non-compete and non-solicitation provision.

COMPENSATION OF MANAGEMENT

    The following table sets forth all compensation awarded to, earned by, or paid for services rendered to us in all capacities during the three years ended December 31, 1997, 1998 and 1999 for our Chief Executive Officer and President as well the general managers of our IntelliSoft and IdentiSoft divisions, who are our only executive officers whose total salary and bonus for such year exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                               LONG-TERM
                                                                             COMPENSATION
                                             ANNUAL COMPENSATION           AWARDS SECURITIES
                                       --------------------------------   UNDERLYING OPTIONS/      ALL OTHER
NAME AND PRINCIPAL POSITION              YEAR     SALARY ($)    BONUS          SARS (#)         COMPENSATION ($)
---------------------------            --------   ----------   --------   -------------------   ----------------
T. Kendall Hunt .....................    1999       165,000        0                 --                   0
  Executive Vice President Chairman      1998       155,000        0                  0                   0
  of the Board and Director(1)           1997       150,000        0            125,000                   0

Mario R. Houthooft ..................    1999       240,000        0                 --                   0
  President and CEO and Director(2)

Jan Valcke ..........................    1999       142,800        0                 --                   0
  General Manager(3)

Jonathan Chinitz ....................    1999        32,692        0                 --               3,000
  General Manager(4)

------------------------

(1) Mr. Hunt resigned as our President and CEO on June 16, 1999.

(2) Mr. Houthooft was appointed as our President and CEO on June 16, 1999.
    Mr. Houthooft is compensated under a consulting agreement which is described in the subsection labeled Employment and Consulting Agreements.

(3) Mr. Valcke was appointed General Manager of our IdentiSoft division on December 28, 1999. Mr. Valcke is compensated under a consulting agreement. To read more about the consulting agreement see the subsection entitled Employment and Consulting Agreements.

(4) Mr. Chinitz joined us on October 8, 1999 and was appointed General Manager of our IntelliSoft division on December 28, 1999.

                       OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth all options granted to the Named Executive Officers during 1999.

                                                                                            POTENTIAL REALIZED
                                NUMBER OF        PERCENTAGE OF                                VALUE AT ANNUAL
                                SECURITIES       TOTAL OPTIONS/                               RATES OF STOCK
                                UNDERLYING          WARRANTS                                PRICE APPRECIATION
                                 OPTIONS/          GRANTED TO                  EXERCISE    FOR OPTIONS TERM (4)
                                 WARRANTS         EMPLOYEES IN      PRICE     EXPIRATION   ---------------------
NAME                         GRANTED (SHARES)   FISCAL YEAR 1999    ($/SH)       DATE        5%($)      10%($)
----                         ----------------   ----------------   --------   ----------   ---------   ---------
T. Kendall Hunt............       30,000(1)            2.6%          3.13      1/11/2009     59,053     149,652
Mario R. Houthooft.........       30,000(1)            2.6%          3.13      1/11/2009     59,053     149,652
                                 200,000(2)           17.6%          3.00     11/18/2009    377,337     377,337
                                 200,000(3)           17.6%          3.00     11/18/2009    377,337     377,337
Jan Valcke.................       10,000(1)            0.9%          3.13      1/11/2009     19,684      49,884
                                   5,000(1)            0.4%          2.94      8/18/2009      9,245      23,428
                                 100,000(2)            8.8%          3.00     11/18/2009    188,668     478,123
Jonathan Chinitz...........       10,000(1)            0.9%          3.59      10/6/2009     22,577      57,215

------------------------

(1) Options vest in five equal installments beginning on the anniversary date of grant.

(2) Options vest in four equal installments beginning on January 1, 2001.

(3) Options vest in 50,000 share increments based on the stock price achieving the following levels:

    - 50,000 shares when the stock price is above $10.00 per share for 30 consecutive trading days;

    - 50,000 shares when the stock price is above $20.00 per share for 30 consecutive trading days;

    - 50,000 shares when the stock price is above $30.00 per share for 30 consecutive trading days; and

    - 50,000 shares when the stock price is above $40.00 per share for 30 consecutive trading days.

(4) The potential realizable value amounts shown illustrate the values that might be realized upon exercise immediately prior to the expiration of their term using five percent and ten percent appreciation rates as required to be used in this table by the Securities and Exchange Commission, compounded annually, and are not intended to forecast possible future appreciation, if any, of our stock price. Additionally, these values do not take into consideration the provisions of the options providing for nontransferability or termination of the options following termination of employment. Therefore, the actual values realized may be greater or less than the potential realizable values set forth in the table.

YEAR-END OPTION VALUES

    The following table sets forth the aggregate value as of December 31, 1999 of unexercised stock options held by the executive officers. The executive officers did not exercise any stock options during 1999 and the relevant columns have therefore been omitted.

                                                          NUMBER OF
                                                    SECURITIES UNDERLYING       VALUE (1) OF UNEXERCISED
                                                   UNEXERCISED OPTIONS AT         IN-THE-MONEY OPTIONS
                                                     FISCAL YEAR-END (#)         AT FISCAL YEAR-END ($)
                                                 ---------------------------   ---------------------------
NAME                                             EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                             -----------   -------------   -----------   -------------
T. Kendall Hunt................................     99,750(1)      55,250         410,205         245,195
Mario R. Houthooft.............................    157,000(1)     448,000         514,280       2,202,320
Jan Valcke.....................................     13,500(1)     120,250          51,835         591,115
Jonathan Chinitz...............................         --(1)      10,000              --          44,700

------------------------

(1) Market value of underlying security is based on the average of the bid and asked price per share ($8.06) of the common stock as reported on the over-the-counter bulletin board on December 31, 1999 minus the exercise price.

                              CERTAIN TRANSACTIONS

TRANSACTION WITH EXECUTIVE OFFICER

    On October 8, 1999, we acquired all of the capital stock of IntelliSoft Corp. for 1,812,078 shares of our common stock. Prior to the merger IntelliSoft was owned, in part, by Jonathan Chinitz, the General Manager of our IntelliSoft Division. In connection with the transaction, Mr. Chinitz received 470,152
shares of our common stock at a market price of $    .

REGISTRATION AND OTHER ARRANGEMENTS

    In April 1999, we sold 3,285,714 shares of our common stock to six investors in a private placement which included registration rights for those shares. Under those registration rights, we were to cause a resale registration statement to be filed within six months of the sale of the shares which registration statement was not filed. In addition, we agreed to include up to 20% of the investors shares in any public offering by us on or partially on the EASDAQ market. The shares also are subject to a lock-up period for the 180 days following the completion of a public offering of our common stock on the EASDAQ market. As part of this offering, we agreed to include such 20% portion of these shares in the over-allotment option for sale and the investors agreed to waive the previous filing of a resale registration statement. The shares remaining unsold will be subject to the lock-up provision.

                       PRINCIPAL AND SELLING STOCKHOLDERS

    The following table sets forth certain information with respect to the beneficial ownership of the common stock as of February 3, 2000 prior to the offering, after the offering and after the over-allotment if exercised, for
(1) each person or entity who is known to us to beneficially own five percent or more of the common stock, (2) each of our directors and executive officers,
(3) each selling stockholder; and (4) all directors and executive officers as a group. Unless otherwise indicated, the persons named in the table have sole voting and investment power with respect to the shares indicated as beneficially owned by them or which they have the right to acquire within the next 60 days.

                                                                                                              SHARES TO BE SOLD
                                                            SHARES TO BE SOLD                                    IN THE OVER-
                                 PRIOR TO THE OFFERING       IN THE OFFERING         AFTER THE OFFERING           ALLOTMENT,
                                ------------------------   --------------------   ------------------------       IF EXERCISED
                                   SHARES       PERCENT                PERCENT       SHARES                  --------------------
NAME AND ADDRESS                BENEFICIALLY      OF                     OF       BENEFICIALLY    PERCENT                PERCENT
OF BENEFICIAL OWNER                OWNED       CLASS (%)    NUMBER    CLASS(%)       OWNED       OF CLASS     NUMBER    OF CLASS
-------------------             ------------   ---------   --------   ---------   ------------   ---------   --------   ---------
DIRECTORS AND EXECUTIVE
  OFFICERS:

T. Kendall Hunt(1)............   11,212,775       42.0           0                 11,212,775                      0
  1901 South Meyers Road
  Suite 210
  Oakbrook Terrace, Illinois
  60181
Forrest D. Laidley(2).........      637,000        2.4           0                    637,000                      0
  185 Milwaukee Avenue, Suite
  240
  Lincolnshire, Illinois
  60069-3036
Christian Dumolin(3)..........      857,143        3.2           0                  [857,143]                      0
  Ter Bede Business Center
  8-8500 Kortrijk Belgium
Michael A. Mulshine(4)........      201,000          *           0                    201,000                      0
  2517 Route 35, Suite D-201
  Manasquan, New Jersey 08736
Michael Cullinane.............       16,000          *           0                     16,000                      0
  1815 South Meyers Road
  Oakbrook Terrace, Illinois
  60181
Mario R. Houthooft............      371,287        1.4           0                    371,281                      0
  Koningin Astridlaan 164
  B-1780 Wemmel (Belgium)
Pol Hauspie(5)................    1,928,572        7.2           0                        [0]                      0
  St. Krispijnstraat 7
  8900 Leper, Belgium
Jan Valcke....................       13,500          *           0                     13,500                      0
  Koningin Astridlaan 164
  B-1780 Wemmel (Belgium)
Jonathan Chinitz(6)...........      940,101        3.5           0                    940,101                      0
  3 Wingate Lane
  Acton, Massachusetts 01720
All Executive Officers and       15,320,235       57.1                             15,320,235
  Directors as a Group (9
  Persons)....................
OTHER 5% STOCKHOLDERS:
Barbara J. Hunt...............    1,111,300        4.4           0                  1,111,300                      0
  11735 Briarwood Court
  Burr Ridge, Illinois 60525
L&H Investment Company........    1,928,572        7.2           0                        [0]                     --
  St. Krispijnstraat 7
  8900 Leper, Belgium
SELLING STOCKHOLDERS:


------------------------------
(1) Includes 200,000 shares held in the T. Kendall Hunt Charitable Remainder Trust and 1,111,300 shares held by Barbara J. Hunt, Mr. Hunt's spouse as to which shares Mr. Hunt disclaims beneficial ownership.

(2) Includes 250,000 shares held by Mr. Laidley and his spouse as joint tenants.

(3) Includes 857,143 shares held by Trust Capital Technology N.V., an entity of which Mr. Dumolin is the chief executive officer. Mr. Dumolin disclaims beneficial ownership of all of these shares.

(4) Includes 153,000 shares held by Carol J. Mulshine, Mr. Mulshine's spouse as to which Mr. Mulshine disclaims beneficial ownership of 151,500

(5) Includes 1,928,572 shares held by L&H Investment Company, an entity indirectly, partially owned by Mr. Hauspie. Mr. Hauspie disclaims beneficial ownership of all of these shares.

(6) Includes 469,949 shares held by the Chinitz/Fries Irrevocable Trust, the beneficiaries of which are Mr. Chinitz's children and the trustee of which is Mr. Chinitz's spouse.

                        DESCRIPTION OF OUR CAPITAL STOCK

    Our authorized capital stock consists of 75,000,000 shares of common stock, par value $.001 per share, and 500,000 shares of preferred stock, par value $.01 per share. No shares of preferred stock are designated or have been issued, and
as of February   , 2000, there were             shares of common stock issued
and outstanding. On February 3, 2000 our Board of Directors authorized the issuance of the shares in this offering. The purpose for which we were organized is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

COMMON STOCK

    The holders of common stock are entitled to one vote for each share on all matters voted upon by stockholders, including the election of directors. There is no cumulative voting with respect to the election of directors. As a result, subject to the rights of holders of any series of preferred stock that may be designated in the future, holders of more than 50% of the outstanding shares of common stock can elect all of the directors. Subject to the rights of any outstanding shares of any series of preferred stock then outstanding, the holders of common stock will be entitled to such dividends as may be declared at the discretion of the Board of Directors out of funds legally available therefor. Holders of common stock will be entitled to share ratably in the net assets of the Company upon liquidation after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock then outstanding.

    The holders of common stock have no preemptive or other subscription rights to purchase our shares. Shares of common stock will not be subject to any redemption provisions and will not be convertible into any of our other securities.

PREFERRED STOCK

    The preferred stock authorized in the our Certificate of Incorporation, as amended, may be issued from time to time by the Board of Directors as shares of one or more series. Subject to the provisions of the Certificate of Incorporation, as amended, and limitations imposed by law, the Board of Directors is expressly authorized to adopt resolutions to issue the shares, to fix the number of shares and to change the number of shares constituting any series, and to provide for the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any series of the preferred stock, in each case subject to the rights of the holders of any series of preferred stock then outstanding, but without any further action or vote by the holders of common stock.

    One of the effects of undesignated preferred stock may be to enable the Board of Directors to render more difficult or discourage an attempt to obtain control of the company by means of a tender offer, proxy contest, merger or otherwise, and thereby to afford time to the Board of Directors to determine whether such change in control is in our best interests and the interests of our shareholders. The issuance of shares of preferred stock pursuant to the Board of Directors' authority described herein may adversely affect the rights of the holders of common stock. For example, preferred stock issued by us may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for the common stock at a premium or may otherwise adversely affect the market price of the common stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices of our common stock. Upon completion
of this offering, we will have outstanding an aggregate of       shares of our
common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options. Of these shares, all shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless such shares are purchased by "affiliates" as
that term is defined in Rule 144 under the Securities Act.             of the
remaining shares of our common stock held by existing stockholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act of 1933, as amended, or are subject to transfer restrictions under Regulation S. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 under the Securities Act, which rules are summarized below.

    As of January 31, 2000, there were options outstanding for an aggregate of 2,129,350 shares of common stock with exercise prices ranging between $.1875 and $12.50 per share, of which options for 1,368,675 shares were fully vested and exercisable.

    As of January 31, 2000, there were outstanding warrants to purchase an aggregate of 678,439 shares of common stock with exercise prices ranging from $.25 to $10.00

RULE 144

    In general, under Rule 144 as currently in effect, a person who has beneficially owned our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

    - 1% of the number of common shares then outstanding, which will equal approximately shares immediately after this offering; or

    - the average weekly trading volume of the common shares on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

    Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

RULE 144(K)

    Under Rule 144(k), a person who is not one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the common stock is Illinois Stock Transfer & Trust Company, Chicago, Illinois.

          UNITED STATES TAX CONSEQUENCES TO NON-UNITED STATES HOLDERS

    The following is a general discussion of the material United States federal income and estate tax consequences of the ownership and disposition of the common stock applicable to Non-United States Holders of this common stock. For the purpose of this discussion, a Non-United States Holder is any holder that for United States federal income tax purposes is not a United States person. The following discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, and administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. We have not and will not seek a ruling from the Internal Revenue Service with respect to the United States federal income and estate tax consequences described below and, as a result, there can be no assurance that the Internal Revenue Service will not disagree with or challenge any of the conclusions set forth in this discussion. For purposes of this discussion, the term United States person means:

    - a citizen or resident of the United States;

    - a corporation or other entity taxable as a corporation, or a partnership, created or organized in the United States or under the laws of the United States or any political subdivision thereof;

    - an estate whose income is included in gross income for United States federal income tax purposes regardless of its source; or

    - a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or a trust in existence on August 20, 1996 and that was treated as a domestic trust prior to such time, provided it properly elects to continue such treatment.

This discussion does not consider all aspects of United States taxation. In particular, it does not consider:

    - United States state and local or non-United States tax consequences;

    - specific facts and circumstances that may be relevant to a particular Non-United States Holder's tax position, including, if the Non-United States Holder is a partnership, that the United States tax consequences of holding and disposing of our common stock may be affected by certain determinations made at the partner level;

    - the tax consequences for the shareholders or beneficiaries of a Non-United States Holder;

    - special tax rules that may apply to certain Non-United States Holders, including, without limitation, banks, insurance companies, dealers in securities and traders in securities who elect to apply a mark-to-market method of accounting; or

    - special tax rules that may apply to a Non-United States Holder that holds our common stock as part of a "straddle", "hedge", or "conversion transaction".

DIVIDENDS

    If we pay a dividend, any dividend paid to a Non-United States Holder of common stock generally will be subject to United States withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable tax treaty. Dividends received by a Non-United States Holder that are effectively connected with a United States trade or business conducted by the Non-United States Holder or, if an income tax treaty applies, are attributable to a permanent establishment, or in the case of an individual, a "fixed base," in the United States, as provided in that treaty ("U.S. trade or business income"), are generally not subject to such withholding tax if the Non-United States Holder files the appropriate U.S. Internal Revenue Service Form with the payor. However, such U.S. trade or business income, generally net of certain deductions and possibly subject to certain credits, is at the same graduated rates applicable to United States persons. Any U.S. trade or business income received by a Non-United States Holder that is a corporation may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as specified by an applicable income tax treaty.

    Dividends paid on or prior to December 31, 2000 to an address in a foreign country are presumed, absent actual knowledge to the contrary, to be paid to a resident of such country for purposes of the withholding discussed above and for the purposes of determining the applicability of a tax treaty rate. Under Regulations which are currently scheduled to go into effect for dividends paid after December 31, 2000:

    - a Non-United States Holder of common stock who claims the benefit of an applicable income tax treaty rate generally will be required to satisfy applicable certification and other requirements;

    - in the case of common stock held by a foreign partnership, the certification requirement will generally be applied to the partners of the partnership and the partnership will be required to provide certain information, including a United States taxpayer identification number; and

    - look-through rules will apply for tiered partnerships.

    A Non-United States Holder of common stock that is eligible for a reduced rate of withholding tax pursuant to a tax treaty may obtain a refund of any excess amounts currently withheld by filing an appropriate claim for refund with the IRS.

GAIN ON DISPOSITION OF COMMON STOCK

    A Non-United States Holder generally will not be subject to United States federal income tax on any gain realized upon the sale or other disposition of his common stock unless:

    - the gain is U.S. trade or business income (which gain, in the case of a corporate Non-United States Holder, must also be taken into account for branch profits tax purposes);

    - the Non-United States Holder is subject to tax pursuant to the provisions of the United States tax law applicable to certain United States expatriates; or

    - VASCO is or has been a "United States real property holding corporation" for United States federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the holder's holding period for its common stock.

    Generally, a corporation is a "United States real property holding corporation" if the fair market value of its "United States real property interests" equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe that VASCO has not been and is not currently, and we do not anticipate it becoming, a "United States real property holding corporation" for United States federal income tax purposes. The tax relating to stock in a "United States real property holding corporation" will not apply to a Non-United States Holder whose holdings, direct and indirect, at all times during the applicable period, constituted 5% or less of the common stock, provided that the common stock was regularly traded on an established securities market.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    Generally, we must report annually to the Internal Revenue Service the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder. Pursuant to tax treaties or other agreements, the Internal Revenue Service may make its reports available to tax authorities in the recipient's country of resident.

    Dividends paid to a Non-United States Holder at an address within the United States may be subject to backup withholding at a rate of 31% if the Non-United States Holder fails to establish that it is entitled to an exemption or to provide a correct taxpayer identification number and other information to the payer. Backup withholding will generally not apply to dividends paid to Non-United States Holders at an address outside the United States on or prior to December 31, 2000 unless the payer has knowledge that the payee is a United States person. Under recently finalized Treasury Regulations regarding withholding and information reporting, payment of dividends to Non-United States Holders at an address outside the United States after December 31, 2000 may be subject to backup withholding at a rate of 31% unless such Non-United States Holder satisfies various certification requirements.

    Under current Treasury Regulations, the payment of the proceeds of the disposition of common stock to or through the United States office of a broker is subject to information reporting and backup withholding at a rate of 31% unless the holder certifies its non-United States status under penalties or perjury or otherwise establishes an exemption. Generally, the payment of the proceeds of the disposition by a Non-United States Holder of common stock outside the United States to or through a non-United States office of a broker will not be subject to backup withholding but will be subject to information reporting requirements if the broker is:

    - a United States person;

    - a "controlled foreign corporation" for United States federal income tax purposes; or

    - a foreign person 50% or more of whose gross income for certain periods is from the conduct of a United States trade or business unless the broker has documentary evidence in its files of the holders' Non-United States status and certain other conditions are met, or the holder otherwise establishes an exemption. Neither backup withholding nor information reporting generally will apply to a payment of the proceeds of a disposition of common stock by or through a foreign office of a foreign broker not subject to the preceding sentence.

    In general, except regarding certain foreign partnerships the recently promulgated final Treasury Regulations, described above, do not significantly alter the substantive withholding and information reporting requirements but would alter the procedures for claiming benefits of an income tax treaty and change the certifications procedures relating to the receipt by intermediaries of payments on behalf of the beneficial owner of shares of common stock. Non-United States Holders should consult their tax advisors regarding the effect, if any, of those final Treasury Regulations on an investment in the common stock. In general, those final Treasury Regulations are currently scheduled to go into effect for payments made after December 31, 2000.

    Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished to the Internal Revenue Service.

ESTATE TAX

    An individual Non-United States Holder who owns common stock at the time of his death or had made certain lifetime transfer of an interest in common stock will be required to include the value of that common stock in such holder's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

    The foregoing discussion is a summary of the principal federal income and estate tax consequences of the ownership, sale or other disposition of common stock by Non-United States Holders. Accordingly, investors are urged to consult their own tax advisors with respect to the income tax consequences of the ownership and disposition of common stock, including the application and effect of the laws of any state, local, foreign or other taxing jurisdiction.

                                  UNDERWRITING

GENERAL

    We intend to offer the common stock in the United States, Belgium and other European countries through a number of underwriters. Fortis Bank is acting as global coordinator and book running manager in Europe and First Analysis Securities Corporation is acting as book running manager in the United States. Subject to the terms and conditions set forth in a purchase agreement among our company and the underwriters to be executed after the effectiveness of the registration statement of which this prospectus forms a part, we have agreed to sell to the underwriters, and each of the underwriters severally and not jointly has agreed to purchase from us, the number of shares of common stock set forth opposite its name below:

                                                               NUMBER
EUROPEAN UNDERWRITERS                                         OF SHARES
---------------------                                         ---------
Fortis Bank.................................................
Artesia S.A.................................................
Bank Degroof................................................

U.S. UNDERWRITERS
------------------------------------------------------------
First Analysis Securities Corporation.......................
H.C. Wainwright & Co., Inc..................................
                                                              --------
      Total.................................................
                                                              ========

    The purchase agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares offered in this prospectus are subject to the approval of legal matters by their counsel and to other conditions, including the conditions that no stop order suspending the effectiveness of the registration statement is in effect and no proceedings for such purpose are pending before or threatened by the Commission or the Belgian Commission of Banking and Finance and that there has been no material adverse change in our business from that set forth in this prospectus. The underwriters have agreed to purchase all of the shares being sold if any of the shares being sold are purchased. In the event of a default by an underwriter, the purchase agreement provides that, in certain circumstances, the purchase commitments by the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

    We have agreed to indemnify the underwriters against liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

COMMISSIONS AND DISCOUNTS

    The global coordinator has advised us that the underwriters propose initially to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus, and to certain dealers at such price less a concession not in excess of $[ ] per share of common stock. The underwriters may allow, and such dealers may reallow, a discount not in excess of $[ ] per share of common stock to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

    The following table shows the per share and the total public offering price, the underwriting discount to be paid by us to the underwriters and the proceeds before expenses to us. This information is presented assuming either no exercise or full exercise by the underwriters of their over-allotment options.

                                           PER SHARE   WITHOUT OPTION   WITH OPTION
                                           ---------   --------------   -----------
Public Offering Price....................  $              $               $
Underwriting Discount....................  $              $               $
Proceeds, before expenses, to us.........  $              $               $

    The expenses of the offering, exclusive of the underwriting discount, are estimated at $[ ] million and are payable by us. In addition, we have agreed with the underwriters to pay the fees and expenses of legal counsel to the underwriters.

OVER-ALLOTMENT OPTION

    The selling stockholders have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to an
aggregate of [      ] additional shares of our common stock at the public
offering price set forth on the cover page of this prospectus, less the underwriting discount. The underwriters may exercise this option solely to cover over-allotments, if any, made on the sale of our common stock offered hereby. To the extent that the underwriters exercise this option, each underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares of our common stock proportionate to such underwriter's initial amount reflected in the foregoing table. We will not receive any proceeds from the sale by the selling stockholders.

NO SALES OF SIMILAR SECURITIES

    We and our executive officers and directors and those of our existing stockholders listed in the table in the section headed "Principal Stockholders" have agreed that without the prior written consent of the global coordinator on behalf of the underwriters for a period of 180 days after the date of this prospectus, they will not:

    - offer, pledge, allot, issue, sell, contract to sell, sell any option or contract to purchase, purchase any option to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly any shares of our common stock or securities convertible into or exchangeable or exercisable for or exchangeable for shares of our common stock; or

    - enter into any swap or other agreement that transfers to another, in whole or in part the economic consequence of ownership of our common stock whether any such transaction is to be settled by delivery of our common stock or other securities, in cash or otherwise.

PRICE STABILIZATION, SHORT POSITIONS AND PENALTY BIDS

    Until the distribution of our common stock is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters and certain selling group members to bid for and purchase our common stock. As an exception to these rules, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Shares. Specifically, the underwriters may over-allot in connection with the offering, creating short positions in the Shares for their own account. In addition, to cover over-allotments or to stabilize the price of the Shares, the underwriters may bid for, and purchase, the Shares in the open market. Finally, the underwriters may reclaim selling concessions allotted to an underwriter or a dealer for distributing the Shares in the offering, if the underwriters repurchase previously distributed Shares in the transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Shares above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

    Some of the underwriters and their affiliates may engage in other transactions with, and perform services for, our company in the ordinary course of business and have engaged, and may in the future engage, in commercial banking and investment banking transactions with our company, for which they may receive customary compensation. [In addition, Fortis Bank is a large customer of our products.]

QUOTATION ON THE NASDAQ NATIONAL MARKET AND ON THE EASDAQ STOCK MARKET

    We expect the shares to be approved for quotation on the Nasdaq National Market and on the Easdaq Stock Market under the symbol "VDSI."

    The public offering price will be determined through negotiations between us and the global coordinator on behalf of the underwriters. Among the factors considered in determining the initial public offering price, in addition to prevailing market conditions, are the trading price of our common stock on the over-the-counter market, certain of our financial information, the history of, and the prospects for, our company and the industry in which we compete, and an assessment of our management, our past and present operations, the prospects for, and timing of, future revenue of our company and the present state of our development. There can be no assurance that our common stock will trade in the public market subsequent to the offering at or above the initial public offering price.

    The underwriters have advised us that they do not expect sales of the common stock to any accounts over which they exercise discretionary authority to exceed 5% of the number of shares being offered in this offering.

                                 LEGAL MATTERS

    The validity of the common shares offered hereby will be passed upon for VASCO by Piper Marbury Rudnick & Wolfe LLP, Washington, DC. Various legal matters in connection with the offering will be passed upon for the underwriters by Baker & McKenzie, New York, New York.

                                    EXPERTS

    The consolidated financial statements of VASCO Data Security International, Inc. as of December 31, 1997 and 1998, and for each of the years in the three-year period ended December 31, 1998, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

    We have filed with the Securities and Exchange Commission a registration statement on Form S-1, including exhibits and schedules thereto, under the Securities Act with respect to the common stock to be sold in this offering. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information about us and the shares of common stock to be sold in the offering, please refer to the registration statement and the exhibits and schedules, thereto.

    You may read and copy all or any portion of the registration statement or any reports, statements or other information in our files in the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C., 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the Securities and Exchange Commission. Please call the Securities and Exchange Commission at 1-800-SEC-1330 for further information about the public reference rooms. Our Securities and Exchange Commission filings, including the registration statement, are also available to you on the Securities and Exchange Commission's Internet site (http://www.sec.gov).

    Companies approved for trading on EASDAQ are required to publish relevant financial and other information regularly and to keep the public informed of all events likely to affect the market price of their securities. Price-sensitive information is available to investors in Europe through the EASDAQ-Reuters Regulatory Company Reporting System and other international information providers. Investors who do not have direct access to such information should ask their financial advisors for the terms on which such information will be provided to them by these financial advisors. We will ensure that a summary of our quarterly and annual financial statements will be provided to stockholders in Europe across the EASDAQ Company Reporting System, or ECR System. A hard copy of the annual report will be provided to stockholders promptly after it becomes available. Complete quarterly statements will either be sent by us to our stockholders or will be available upon request from the us at our executive offices. Copies of all documents filed by us with EASDAQ are also available for inspection at the offices of EASDAQ, 56 Rue de Colonies, Bte.15, B-1000 Brussels, Belgium.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                    VASCO DATA SECURITY INTERNATIONAL, INC.

       DECEMBER 31, 1996, 1997, 1998, AND SEPTEMBER 30, 1999 (UNAUDITED)

Independent Auditors' Report................................    F-2
Consolidated Balance Sheets.................................    F-3
Consolidated Statements of Operations.......................    F-4
Consolidated Statements of Comprehensive Income.............    F-5
Consolidated Statements of Stockholders' Equity (Deficit)...    F-6
Consolidated Statement of Cash Flows........................    F-7
Notes to the Consolidated Financial Statements..............    F-8
Consolidated Financial Statement Schedule...................   F-22

                          INDEPENDENT AUDITORS' REPORT

The Stockholders and Board of Directors
VASCO Data Security International, Inc.:

    We have audited the accompanying consolidated balance sheets of VASCO Data Security International, Inc. and subsidiaries (the "Company") as of
December 31, 1997 and 1998 and the related consolidated statements of operations, comprehensive income, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1998.

    In connection with our audits of the consolidated financial statements, we have also audited the consolidated financial statement schedule as listed in the accompanying index. These consolidated financial statements and the consolidated financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and the consolidated financial statement schedule based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of VASCO Data Security International, Inc. and subsidiaries as of December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles. Also, in our opinion, the related consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ KPMG LLP

Chicago, Illinois
March 12, 1999, except for Note 12
  which is as of April 15, 1999

                    VASCO DATA SECURITY INTERNATIONAL, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                              DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,
                                                                  1997           1998           1999
                                                              ------------   ------------   -------------
                                                                                             (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash......................................................  $ 1,897,666    $ 1,523,075    $  4,712,263
  Accounts receivable, net of allowance for doubtful
    accounts of $429,000, $55,000 and 73,000 in 1997, 1998
    and 1999, respectively..................................    2,458,451      3,376,218       2,310,842
  Inventories, net..........................................    1,001,294      1,272,327         807,468
  Prepaid expenses..........................................       86,426        692,326       1,298,516
  Deferred income taxes.....................................       83,000         83,000          83,000
  Other current assets......................................      221,572        277,322         331,152
                                                              ------------   ------------   ------------
        Total current assets................................    5,748,409      7,224,268       9,543,241
Property and equipment
  Furniture and fixtures....................................      488,338        580,427         691,007
  Office equipment..........................................      322,434        468,975         647,340
                                                              ------------   ------------   ------------
                                                                  810,772      1,049,402       1,338,347
  Accumulated depreciation..................................     (497,381)      (691,806)       (835,997)
                                                              ------------   ------------   ------------
                                                                  313,391        357,596         502,350
Goodwill, net of accumulated amortization of $198,000,
  $327,000 and 424,000 in 1997, 1998 and 1999,
  respectively..............................................      704,124        575,211         478,526
Other assets................................................    1,609,901        943,821    $  2,414,986
                                                              ------------   ------------   ------------
Total assets................................................  $ 8,375,825    $ 9,100,896    $ 12,939,103
                                                              ============   ============   ============

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Current maturities of long-term debt......................  $ 3,185,400    $ 6,528,867    $    396,944
  Accounts payable..........................................    1,083,965      1,144,506       1,341,192
  Customer deposits.........................................      426,914        519,585         135,601
  Other accrued expenses....................................    1,606,810      2,117,599       2,019,627
                                                              ------------   ------------   ------------
        Total current liabilities...........................    6,303,089     10,310,557       3,893,364
Long-term debt, including stockholder note of $5,000,000 in
  1997, 1998 and 1999.......................................    8,442,946      8,435,903       8,432,808
Common stock subject to redemption..........................      494,668             --              --

STOCKHOLDERS' EQUITY (DEFICIT):
  Preferred stock, 500,000 shares authorized, none issued...           --             --              --
  Common stock, $.001 par value--75,000,000 shares
    authorized; 20,132,968 shares issued and outstanding in
    1997; 20,805,697 shares issued and outstanding in 1998;
    and 24,650,005 shares issued and outstanding in 1999....       20,133         20,806          24,650
  Additional paid-in capital................................    9,186,726      9,797,068      21,377,366
  Accumulated deficit.......................................  (15,901,575)   (19,550,419)    (21,074,459)
  Accumulated other comprehensive income (loss)--cumulative
    translation adjustment..................................     (170,162)        86,981         285,374
                                                              ------------   ------------   ------------
Total stockholders' equity (deficit)........................   (6,864,878)    (9,645,564)        612,931
                                                              ------------   ------------   ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)........  $ 8,375,825    $ 9,100,896    $ 12,939,103
                                                              ============   ============   ============

          See accompanying notes to consolidated financial statements.

                    VASCO DATA SECURITY INTERNATIONAL, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                              FOR THE YEAR ENDED                  NINE MONTHS ENDED
                                                                 DECEMBER 31,                       SEPTEMBER 30,
                                                    ---------------------------------------   -------------------------
                                                       1996          1997          1998          1998          1999
                                                    -----------   -----------   -----------   -----------   -----------
                                                                                                     (UNAUDITED)
Revenue:
  Data security products and services.............  $ 9,988,885   $12,302,185   $15,015,927   $10,431,673   $13,412,035
  Training and consulting.........................      203,600            --            --            --            --
                                                    -----------   -----------   -----------   -----------   -----------
    Total revenues................................   10,192,485    12,302,185    15,015,927    10,431,673    13,412,035
Cost of goods sold:
  Data security products and services.............    5,678,223     6,286,688     6,949,308     5,023,831     5,420,400
  Training and consulting.........................      193,245            --            --            --            --
                                                    -----------   -----------   -----------   -----------   -----------
    Total cost of goods sold......................    5,871,468     6,286,688     6,949,308     5,023,831     5,420,400
                                                    -----------   -----------   -----------   -----------   -----------
Gross profit......................................    4,321,017     6,015,497     8,066,619     5,407,842     7,991,635
                                                    -----------   -----------   -----------   -----------   -----------
Operating costs:
  Sales and marketing.............................    1,405,453     3,380,777     4,368,398     3,046,850     3,744,438
  Research and development........................      574,766     1,801,575     1,787,893     1,248,781     1,771,355
  General and administrative......................    3,647,760     4,768,378     3,120,307     1,759,879     2,239,407
  Acquired in-process research and development....    7,350,992            --            --            --            --
                                                    -----------   -----------   -----------   -----------   -----------
    Total operating costs.........................   12,978,971     9,950,730     9,276,598     6,055,510     7,755,200
                                                    -----------   -----------   -----------   -----------   -----------
Operating loss....................................   (8,657,954)   (3,935,233)   (1,209,979)     (647,668)      236,435
Interest expense..................................     (346,248)   (1,148,183)   (1,457,627)   (1,102,926      (645,126)
Other expense, net................................      (42,407)     (226,423)     (294,236)     (189,636)     (370,968
                                                    -----------   -----------   -----------   -----------   -----------
Loss before income taxes..........................   (9,046,609)   (5,309,839)   (2,961,842)   (1,940,230)     (779,659)
Provision for income taxes........................      194,000       606,579       687,002       379,750       744,381
                                                    -----------   -----------   -----------   -----------   -----------
Net loss..........................................   (9,240,609)   (5,916,418)   (3,648,844)   (2,319,980)   (1,524,040)
    Preferred stock dividends.....................     (108,160)      (81,900)           --            --            --
                                                    -----------   -----------   -----------   -----------   -----------
Net loss available to common stockholders.........  $(9,348,769)  $(5,998,318)  $(3,648,844)   (2,319,980)   (1,524,040)
                                                    ===========   ===========   ===========   ===========   ===========
Basic and diluted net loss per common share.......  $     (0.53)  $     (0.31)  $     (0.18)  $     (0.11)  $     (0.07)
                                                    ===========   ===========   ===========   ===========   ===========
Weighted average common shares outstanding........   17,533,369    19,105,684    20,430,692    20,352,197    23,249,650
                                                    ===========   ===========   ===========   ===========   ===========

          See accompanying notes to consolidated financial statements.

                    VASCO DATA SECURITY INTERNATIONAL, INC.

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                                               FOR THE YEAR ENDED                  NINE MONTHS ENDED
                                                                  DECEMBER 31,                       SEPTEMBER 30,
                                                     ---------------------------------------   -------------------------
                                                        1996          1997          1998          1998          1999
                                                     -----------   -----------   -----------   -----------   -----------
                                                                                                      (UNAUDITED)
Net loss...........................................  $(9,240,609)  $(5,916,418)  $(3,648,844)  $(2,319,980)  $(1,524,040)
Other comprehensive income (loss)--cumulative
  translation adjustment...........................     (105,056)      (65,106)      257,143       190,740       198,393
                                                     -----------   -----------   -----------   -----------   -----------
Comprehensive loss.................................  $(9,345,665)  $(5,981,524)  $(3,391,701)  $(2,129,240)  $(1,325,647)
                                                     ===========   ===========   ===========   ===========   ===========

          See accompanying notes to consolidated financial statements.

                    VASCO DATA SECURITY INTERNATIONAL, INC.
           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                         SERIES A              SERIES B
                                      PREFERRED STOCK       PREFERRED STOCK         COMMON STOCK
                                    -------------------   -------------------   ---------------------                 ACCUMULATED
DESCRIPTION                          SHARES     AMOUNT     SHARES     AMOUNT      SHARES      AMOUNT       APIC         DEFICIT
-----------                         --------   --------   --------   --------   ----------   --------   -----------   ------------
BALANCE AT 12/31/95...............   317,181   $ 3,172      9,000      $ 90     15,793,575   $15,794    $ 1,508,534   $  (554,488)

Net loss..........................        --        --         --        --             --        --             --    (9,240,609)
Cash dividends paid on preferred
  B...............................        --        --         --        --             --        --             --      (108,000)
Dividends payable on pref. A upon
  conversion......................        --        --         --        --             --        --             --          (160)
Exercise of stock options.........        --        --         --        --         24,000        24          5,215            --
Issuance of common stock..........        --        --         --        --      1,161,773     1,162      4,252,240            --
Issuance of common stock in
  connection with Lintel
  acquisition.....................        --        --         --        --        140,651       141      3,387,769            --
Conversion of Series A preferred
  stock...........................  (200,000)   (2,000)        --        --      1,333,333     1,333            667            --
Cumulative translation
  adjustment......................        --        --         --        --             --        --             --            --
Common stock subject to
  redemption......................        --        --         --        --             --        --       (371,000)           --
                                    --------   -------     ------      ----     ----------   -------    -----------   ------------
BALANCE AT 12/31/96...............   117,181     1,172      9,000        90     18,453,332    18,454      8,783,425    (9,903,257)

Net loss..........................        --        --         --        --             --        --             --    (5,916,418)
Cash dividends paid on preferred
  B...............................        --        --         --        --             --        --             --       (81,900)
Exercise of stock options.........        --        --         --        --        189,375       189         42,281            --
Cancellation of common stock......        --        --         --        --        (16,489)      (17)            --            --
Issuance of common stock..........        --        --         --        --         83,714        83        418,079            --
Conversion of Series A preferred
  stock...........................  (117,181)   (1,172)        --        --        778,383       779            391            --
Conversion of Series B preferred
  stock...........................        --        --     (9,000)      (90)       644,653       645           (555)           --
Repurchase of common stock........        --        --         --        --             --        --             --            --
Legal fees associated with sale of
  stock...........................        --        --         --        --             --        --        (56,895)           --
Cumulative translation
  adjustment......................        --        --         --        --             --        --             --            --
                                    --------   -------     ------      ----     ----------   -------    -----------   ------------
BALANCE AT 12/31/97...............        --        --         --        --     20,132,968    20,133      9,186,726   (15,901,575)

Net loss..........................        --        --         --        --             --        --             --    (3,648,844)
Cumulative translation
  adjustment......................        --        --         --        --             --        --             --            --
Exercise of stock options.........        --        --         --        --        658,257       658        115,689            --
Exercise of stock warrants........        --        --         --        --         14,472        15            (15)           --
Expiration of put option..........        --        --         --        --             --        --        494,668            --
                                    --------   -------     ------      ----     ----------   -------    -----------   ------------
BALANCE AT 12/31/98...............        --   $    --         --      $ --     20,805,697   $20,806    $ 9,797,068   $(19,550,419)

Net loss (unaudited)..............        --        --         --        --             --        --             --    (1,524,040)
Cumulative translation adjustment
  (unaudited).....................        --        --         --        --             --        --             --            --
Exercise of stock options
  (unaudited).....................        --        --         --        --        158,000       158         44,067            --
Exercise of stock warrants
  (unaudited).....................        --        --         --        --        200,000       200         49,800            --
Stock issued for interest
  (unaudited).....................        --        --         --        --         26,019        26         78,724            --
Net proceeds from sale of common
  stock (unaudited)...............        --        --         --        --      3,285,714     3,285     10,751,281            --
Shares issued in a business
  combination (unaudited).........        --        --         --        --        174,575       175        656,426            --
                                    --------   -------     ------      ----     ----------   -------    -----------   ------------
BALANCE AT 9/30/99 (UNAUDITED)....        --   $    --         --      $ --     24,650,005   $24,650    $21,377,366   $(21,074,459)
                                    ========   =======     ======      ====     ==========   =======    ===========   ============


                                    CUMULATIVE       TREASURY STOCK
                                    TRANSLATION   --------------------      TOTAL
DESCRIPTION                         ADJUSTMENT     SHARES     AMOUNT        EQUITY
-----------                         -----------   --------   ---------   ------------
BALANCE AT 12/31/95...............         --      287,923   $  (7,109)  $    965,993
Net loss..........................         --           --          --     (9,240,609)
Cash dividends paid on preferred
  B...............................         --           --          --       (108,000)
Dividends payable on pref. A upon
  conversion......................         --           --          --           (160)
Exercise of stock options.........         --           --          --          5,239
Issuance of common stock..........         --           --          --      4,253,402
Issuance of common stock in
  connection with Lintel
  acquisition.....................         --     (287,923)      7,109      3,395,019
Conversion of Series A preferred
  stock...........................         --           --          --             --
Cumulative translation
  adjustment......................   (105,056)          --          --       (105,056)
Common stock subject to
  redemption......................         --           --          --       (371,000)
                                     --------     --------   ---------   ------------
BALANCE AT 12/31/96...............   (105,056)          --          --     (1,205,172)
Net loss..........................         --           --          --     (5,916,418)
Cash dividends paid on preferred
  B...............................         --           --          --        (81,900)
Exercise of stock options.........         --           --          --         42,470
Cancellation of common stock......         --           --          --            (17)
Issuance of common stock..........         --      (32,504)    227,528        645,690
Conversion of Series A preferred
  stock...........................         --       (2,824)     19,768         19,766
Conversion of Series B preferred
  stock...........................         --           --          --             --
Repurchase of common stock........         --       35,328    (247,296)      (247,296)
Legal fees associated with sale of
  stock...........................         --           --          --        (56,895)
Cumulative translation
  adjustment......................    (65,106)          --          --        (65,106)
                                     --------     --------   ---------   ------------
BALANCE AT 12/31/97...............   (170,162)          --          --     (6,864,878)
Net loss..........................         --           --          --     (3,648,844)
Cumulative translation
  adjustment......................    257,143           --          --        257,143
Exercise of stock options.........         --           --          --        116,347
Exercise of stock warrants........         --           --          --             --
Expiration of put option..........         --           --          --        494,668
                                     --------     --------   ---------   ------------
BALANCE AT 12/31/98...............   $ 86,981           --   $      --   $ (9,645,564)
Net loss (unaudited)..............         --           --          --     (1,524,040)
Cumulative translation adjustment
  (unaudited).....................    198,393           --          --        198,393
Exercise of stock options
  (unaudited).....................         --           --          --         44,225
Exercise of stock warrants
  (unaudited).....................         --           --          --         50,000
Stock issued for interest
  (unaudited).....................         --           --          --         78,750
Net proceeds from sale of common
  stock (unaudited)...............         --           --          --     10,754,566
Shares issued in a business
  combination (unaudited).........         --           --          --        656,601
                                     --------     --------   ---------   ------------
BALANCE AT 9/30/99 (UNAUDITED)....   $285,374           --   $      --   $    612,931
                                     ========     ========   =========   ============

          See accompanying notes to consolidated financial statements.

                    VASCO DATA SECURITY INTERNATIONAL, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                        FOR THE NINE MONTHS
                                                                     FOR THE YEAR ENDED                        ENDED
                                                                        DECEMBER 31,                       SEPTEMBER 30,
                                                           ---------------------------------------   -------------------------
                                                              1996          1997          1998          1998          1999
                                                              ----       -----------   -----------   -----------   -----------
                                                                                                            (UNAUDITED)
Cash flows from operating activities:
  Net loss...............................................  $(9,240,609)  $(5,916,418)  $(3,648,844)  $(2,319,980)  $(1,524,040)
  Adjustments to reconcile net loss to net cash provided
    by (used in) operating activities:
      Acquired in-process research and development.......    7,350,992            --            --            --            --
      Depreciation and amortization......................      728,734     1,248,807       994,483       743,770       846,765
      Interest paid in shares of common stock............      118,750       418,196            --            --        78,750
      Deferred income taxes..............................      162,000       200,000            --            --            --
      Loss on disposal of fixed assets...................           --            --         5,113         5,113            --
      Gain on sale of fixed assets.......................           --            --            --            --       (16,096)
      Changes in current assets and current liabilities,
        net of acquisitions:
          Accounts receivable, net.......................   (1,067,374)      784,167      (917,767)     (822,065)    1,065,376
          Inventories, net...............................      578,143     1,181,449      (271,033)     (728,590)      464,859
          Other current assets and prepaid expenses......     (279,940)      563,867      (661,750)     (500,013)     (660,120)
          Accounts payable...............................      459,068      (861,679)       60,541      (215,270)      196,686
          Customer deposits..............................    1,022,195      (595,281)       92,671        55,462      (383,984)
          Other accrued expenses.........................   (1,728,397)      948,726       510,789       337,643       (97,972)
          Other assets...................................           --            --            --            --    (1,100,000)
                                                           -----------   -----------   -----------   -----------   -----------
Net cash used in operations..............................   (1,896,438)   (2,028,166)   (3,835,797)   (3,443,930)   (1,129,776)
                                                           -----------   -----------   -----------   -----------   -----------
Cash flows from investing activities:
  Acquisition of Lintel/Digipass.........................   (4,461,144)           --            --            --      (287,023)
  Additions to property and equipment....................     (283,142)     (127,646)     (248,708)     (205,640)     (288,945)
                                                           -----------   -----------   -----------   -----------   -----------
Net cash used in investing activities....................   (4,744,286)     (127,646)     (248,708)     (205,640)     (575,968)
                                                           -----------   -----------   -----------   -----------   -----------
Cash flows from financing activities:
  Series B preferred stock dividends.....................     (108,000)      (81,900)           --            --            --
  Net proceeds from issuance of common
    stock................................................    4,133,605       (56,895)           --       115,347    10,737,332
  Proceeds from exercise of stock
    options..............................................        5,238        42,470       116,347         1,000        94,225
  Repurchase of common stock.............................           --      (247,261)           --            --            --
  Proceeds from issuance of debt.........................    4,986,096     2,716,141     6,236,424     2,545,837            --
  Repayment of debt......................................   (1,202,178)      (67,564)   (2,900,000)           --    (6,135,018)
                                                           -----------   -----------   -----------   -----------   -----------
Net cash provided by financing
  activities.............................................    7,814,761     2,304,991     3,452,771     2,662,184     4,696,539
                                                           -----------   -----------   -----------   -----------   -----------
Effect of exchange rate changes on
  cash...................................................     (105,056)      (65,106)      257,143       190,740       198,393
                                                           -----------   -----------   -----------   -----------   -----------
Net increase (decrease) in cash..........................    1,068,981        84,073      (374,591)     (796,646)    3,189,188
Cash, beginning of year..................................      744,612     1,813,593     1,897,666     1,897,666     1,523,075
                                                           -----------   -----------   -----------   -----------   -----------
Cash, end of year........................................  $ 1,813,593   $ 1,897,666   $ 1,523,075   $ 1,101,020   $ 4,712,263
                                                           ===========   ===========   ===========   ===========   ===========
Supplemental disclosure of cash flow information:
    Interest paid........................................  $    51,929   $    53,865   $   878,892   $   693,668   $   719,514
    Income taxes paid....................................      120,319   $   415,480   $   709,661       227,852   $   398,655

Supplemental disclosure of noncash investing and
  financing activities:
    Fair value of assets acquired from Lintel/Digipass...   12,003,644            --            --            --            --
    Cash paid............................................   (4,461,144)           --            --            --            --
    Notes payable, common stock and warrants issued......    7,542,500                                        --            --
    Common stock issued upon conversion of Series A
      preferred stock....................................  $     2,000   $     1,172   $        --   $        --   $        --
                                                           ===========   ===========   ===========   ===========   ===========
    Common stock issued upon conversion of Series B
      preferred stock....................................  $        --   $        90   $        --   $        --   $        --
                                                           ===========   ===========   ===========   ===========   ===========

          See accompanying notes to consolidated financial statements.

                    VASCO DATA SECURITY INTERNATIONAL, INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    NATURE OF OPERATIONS

    VASCO Data Security International, Inc. and its wholly owned subsidiaries, VASCO Data Security, Inc., and VASCO Data Security NV/SA (the Company), offer a variety of computer security products and services. The Company's patented and proprietary hardware and software products provide computer security, Advanced Authentication Technology and RSA/DES encryption for financial institutions, industry and government. The primary market for these products is Europe.

    UNAUDITED INTERIM FINANCIAL INFORMATION

    The consolidated financial statements as of September 30, 1999 and for the nine months ended September 30, 1998 and 1999, respectively, are unaudited. In the opinion of the Company's management, the unaudited interim financial statements include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations. The results of operations for the nine months ended September 30, 1999 are not necessarily indicative of the results of operations to be expected for the year ending December 31, 1999.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of VASCO Data Security International, Inc. and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

    REVENUE RECOGNITION

    Revenues from the sale of computer security hardware and imbedded software are recorded upon shipment. No significant obligations exist with regard to delivery or customer acceptance following shipment.

    PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets ranging from three to seven years. Additions and improvements are capitalized, while expenditures for maintenance and repairs are charged to operations as incurred. The cost and accumulated depreciation of property sold or retired are removed from the respective accounts and the resultant gains or losses, if any, are included in current operations.

                    VASCO DATA SECURITY INTERNATIONAL, INC.

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    SOFTWARE COSTS

    The Company capitalizes software development costs in accordance with Statement of Financial Accounting Standards (SFAS) No. 86. Research and development costs, prior to the establishment of technological feasibility, determined based upon the creation of a working model, are expensed as incurred. The Company's policy is to amortize capitalized costs by the greater of (a) the ratio that current gross revenues for a product bear to the total of current and anticipated future gross revenues for that product or (b) the straight-line method over the remaining estimated economic life of the product, generally two to five years, including the period being reported on. Unamortized capitalized costs determined to be in excess of the net realizable value of a product are expensed at the date of such determination.

    The Company expensed $180,275, $0 and $0 in 1996, 1997 and 1998, respectively, for the amortization of capitalized software costs.

    INCOME TAXES

    Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

    FAIR VALUE OF FINANCIAL INSTRUMENTS AND LONG-LIVED ASSETS

    The following disclosures of the estimated fair value of financial instrument are made in accordance with the requirements of SFAS No. 107, "Disclosures and Fair Value of Financial Instruments." The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. The fair values of the Company's financial instruments were not materially different from their carrying amounts at December 31, 1997 and 1998, except for notes payable and long-term debt, for which the fair value is not determinable.

    On January 1, 1996, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," under which the Company has reviewed long-lived assets and certain intangible assets and determined, based on estimated undiscounted cash flows, that their carrying values as of December 31, 1998 are recoverable in future periods.

    STOCK-BASED COMPENSATION

    On January 1, 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation," which permits entities to recognize the compensation expense associated with the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 allows entities to continue to apply the provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and provide pro forma disclosures as if the fair value method defined

                    VASCO DATA SECURITY INTERNATIONAL, INC.

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) in SFAS No. 123 had been applied. The Company has elected to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosures required by SFAS No. 123.

    FOREIGN CURRENCY TRANSLATION AND TRANSACTIONS

    The financial position and results of operations of the Company's foreign subsidiaries are measured using the local currency as the functional currency. Accordingly, assets and liabilities are translated into U.S. dollars using current exchange rates as of the balance sheet date. Revenues and expenses are translated at average exchange rates prevailing during the year. Translation adjustments arising from differences in exchange rates are included as a separate component of stockholders' equity. Gains and losses resulting from foreign currency transactions are included in the consolidated statements of operations.

    GOODWILL

    Goodwill is amortized on a straight-line basis over the expected period to be benefited, which is seven years. Adjustments to the carrying value of goodwill are made if the sum of expected future undiscounted net cash flows from the business acquired is less than the book value of goodwill.

    LOSS PER COMMON SHARE

    Basic earnings per share is based on the weighted average number of shares outstanding and excludes the dilutive effect of unexercised common stock equivalents. Diluted earnings per share is based on the weighted average number of shares outstanding and includes the dilutive effect of unexercised common stock equivalents. Because the Company reported a net loss for the years ended December 31, 1996, 1997 and 1998, per share amounts for basic and diluted are the same, and, therefore, have been presented under the basic method only.

    Had the Company reported net earnings for the years ended December 31, 1996, 1997 and 1998, the weighted average number of shares outstanding would have potentially been increased by the following common equivalent securities (not assuming the effects of applying the treasury stock method to outstanding stock options or the if-converted method to convertible securities):

                                                1996        1997        1998
                                              ---------   ---------   ---------
Stock options...............................  1,661,632   1,945,257   1,475,500
Warrants....................................    928,578   1,056,922   1,004,034
Convertible notes (June 1996)...............    518,595     518,595     416,667
Convertible notes (July 1997)*..............         --     657,895          --
Convertible notes (August 1997)*............         --     893,632   1,123,387
Convertible notes (March 1998)..............         --          --     528,048
                                              ---------   ---------   ---------
      Total.................................  3,108,805   5,072,301   4,547,636
                                              =========   =========   =========

------------------------

* Due to the contingent nature of the conversion feature of these notes, a 20-day average market price was used to calculate the number of potentially dilutive shares.

                    VASCO DATA SECURITY INTERNATIONAL, INC.

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Additionally, net earnings applicable to common stockholders for the years ended December 31, 1996, 1997 and 1998 would have been increased by adding back interest expense related to the convertible notes of $265,450, $980,250 and $1,394,475, respectively.

NOTE 2--ACQUISITIONS

    Effective March 1, 1996, the Company acquired a 15% interest in Lintel NV (Lintel). On June 1, 1996, the Company acquired the remaining 85% of Lintel. Lintel, located in Brussels, Belgium, was a developer of security technologies for personal computers, computer networks and telecommunications systems, using cryptographic algorithms such as DES and RSA. The results of Lintel's operations are included in the Company's consolidated statement of operations from March 1, 1996 with minority interest being reflected in other expense in the consolidated statement of operation for the period from March 1, 1996 to June 1, 1996. The purchase price was $4,432,000, consisting of $289,482 in cash, $747,500 in 8% convertible notes payable due May 30, 1998 and convertible to common stock at a rate of $7.00 per share, 428,574 shares of the Company's common stock valued at $7.00 per share, and 100,000 purchase warrants for the Company's common stock at an exercise price of $7.00 per share. The warrants were recorded at their fair value on the date of grant.

    The acquisition of Lintel was accounted for as a purchase and, accordingly, the acquired assets have been recorded at their estimated fair values at the date of the acquisition. Acquired in-process research and development in the amount of $2,900,000 was expensed during 1996 in conjunction with the acquisition, based upon an independent third-party valuation. Goodwill related to this transaction was $387,000, which is being amortized over a period of seven years.

    Effective July 1, 1996, the Company acquired Digipass s.a. (Digipass). Digipass, located in Belgium, was a developer of security technologies for personal computers, computer networks and telecommunications systems using the DES cryptographic algorithm. Prior to the Company's acquisition of Digipass, the assets of the interactive voice response (IVR) business of Digiline SA were transferred to Digipass. Digipass' IVR products are used primarily in telebanking applications and in corporate authentication and access control technology. The purchase price was $8,200,000, with $4,800,000 being paid at the effective date of acquisition, and the balance of $3,400,000 in the form of a note, which was paid in August 1997.

    The acquisition of Digipass was accounted for as a purchase and, accordingly, the acquired assets and liabilities have been recorded at their estimated fair values at the date of the acquisition. Acquired in-process research and development in the amount of $4,451,000 was expensed during 1996, based upon an independent third-party valuation. Goodwill related to this transaction was $491,000, which is being amortized over a period of seven years. The results of operations for Digipass have been included in the consolidated statement of operations subsequent to July 1, 1996.

                    VASCO DATA SECURITY INTERNATIONAL, INC.

NOTE 2--ACQUISITIONS (CONTINUED)
    Other assets, resulting from the acquisitions of Lintel and Digipass, are comprised of the following at December 31, 1997 and 1998 (net of accumulated amortization of $1,318,000 and $1,984,000 as of December 31, 1997 and 1998, respectively):

                                                            DECEMBER 31,
                                                        ---------------------
                                                           1997        1998
                                                        ----------   --------
Software and hardware technology......................  $  988,417   $436,417
Workforce.............................................     200,388    163,737
Customer lists........................................     421,096    343,667
                                                        ----------   --------
      Total...........................................  $1,609,901   $943,821
                                                        ==========   ========

    Software and hardware technology is being amortized over a period of three to four years while workforce and customer lists are being amortized over a period of seven years. Amortization of these assets was $374,892, $943,207 and $666,079 for the years ended December 31, 1996, 1997 and 1998, respectively. Included in the 1997 amortization is a write-down in the amount of $234,493 related to the workforce of Digipass, due to attrition realized during the year.

NOTE 3--INVENTORIES

    Inventories, consisting principally of hardware and component parts, are stated at the lower of cost or market. Cost is determined using the first-in-first-out (FIFO) method.

    Inventories are comprised of the following:

                                                            DECEMBER 31,
                                                       -----------------------
                                                          1997         1998
                                                       ----------   ----------
Component parts......................................  $  569,922   $  407,597

Work-in-process and finished goods...................     595,372      993,730
Obsolescence reserves................................    (164,000)    (129,000)
                                                       ----------   ----------
      Total..........................................  $1,001,294   $1,272,327
                                                       ==========   ==========

    The Company uses multiple suppliers for the microprocessors used in the production of hardware products, as well as for the assembly of the products. The microprocessors are the only components of the Company's hardware devices that would be considered non-commodity items and may not be readily available on the open market. There is, however, an inherent risk associated with each supplier of microprocessors. In order to increase orders of microprocessors, a lead time of twelve weeks is typically needed. The Company maintains a sufficient inventory of all component parts to handle short-term spikes in order quantities.

                    VASCO DATA SECURITY INTERNATIONAL, INC.

NOTE 4--OTHER ACCRUED EXPENSES

    Other accrued expenses are comprised of the following:

                                                            DECEMBER 31,
                                                       -----------------------
                                                          1997         1998
                                                       ----------   ----------
Accrued expenses.....................................  $  609,271   $  852,428
Accrued interest.....................................     657,799      860,957
Accrued payroll......................................     171,231      223,369

Accrued dividends....................................     168,509      180,845
                                                       ----------   ----------
      Total..........................................  $1,606,810   $2,117,599
                                                       ==========   ==========

NOTE 5--INCOME TAXES

    At December 31, 1998, the Company has United States net operating loss carryforwards approximating $7,434,000 and foreign net operating loss carryforwards approximating $1,092,000. Such losses are available to offset future taxable income at VASCO Data Security International, Inc. and its U.S. subsidiary and expire in varying amounts beginning in 2002 and continuing through 2018. In addition, if certain substantial changes in the Company's ownership should occur, there would be an annual limitation on the amount of the carryforwards which could be utilized.

    Pretax loss from continuing operations was taxed in the following jurisdictions:

                                                   FOR THE YEAR ENDED
                                                      DECEMBER 31,
                                         ---------------------------------------
                                            1996          1997          1998
                                         -----------   -----------   -----------
Domestic...............................  $(1,205,853)  $(4,655,220)  $(3,032,689)
Foreign................................   (7,840,756)     (654,619)       70,847
                                         -----------   -----------   -----------
      Total............................  $(9,046,609)  $(5,309,839)  $(2,961,842)
                                         ===========   ===========   ===========

    The provision for income taxes consists of the following:

                                                      FOR THE YEAR ENDED
                                                         DECEMBER 31,
                                                ------------------------------
                                                  1996       1997       1998
                                                --------   --------   --------
Current:
  Federal.....................................  $     --   $     --   $     --
  State.......................................        --         --     (2,514)
  Foreign.....................................    31,670    406,579    689,516

Deferred:
  Federal.....................................  $142,182   $175,176   $     --
  State.......................................    20,148     24,824         --
  Foreign.....................................        --         --         --
                                                --------   --------   --------
      Total...................................  $194,000   $606,579   $687,002
                                                ========   ========   ========

                    VASCO DATA SECURITY INTERNATIONAL, INC.

NOTE 5--INCOME TAXES (CONTINUED)
    The differences between income taxes computed using the statutory federal income tax rate of 34% and the provisions (benefits) for income taxes reported in the consolidated statements of operations are as follows:

                                                   FOR THE YEAR ENDED
                                                      DECEMBER 31,
                                         ---------------------------------------
                                            1996          1997          1998
                                         -----------   -----------   -----------
Expected tax benefit at the statutory
  rate.................................  $(3,075,847)  $(1,805,345)  $(1,007,000)
Increase (decrease) in income taxes
  resulting from:
  State tax expense, net of federal
    benefit............................      (56,414)     (144,937)     (142,800)
  Foreign taxes at rates other than
    34%................................      163,107       149,549       665,000
  Change in valuation allowance........      631,000     1,779,000     1,035,000
  Nondeductible acquired in-process
    technology.........................    2,499,337            --            --
  Nondeductible expenses...............        2,831       622,257       100,000
  Other, net...........................       29,986         6,055        36,802
                                         -----------   -----------   -----------
      Total............................  $   194,000   $   606,579   $   687,002
                                         ===========   ===========   ===========

    The deferred income tax balances are comprised of the following:

                                                           DECEMBER 31,
                                                     -------------------------
                                                        1997          1998
                                                     -----------   -----------
Deferred tax assets:
  U.S. net operating loss carryforwards............  $ 1,833,000   $ 2,886,000
  Foreign net operating loss carryforwards.........      412,000       439,000
  Inventory........................................       44,000        25,000
  Accounts receivable..............................      149,000        11,000
  Accrued expenses.................................           --       128,000
  Deferred revenue.................................           --        13,000
  Fixed assets.....................................       30,000        22,000
  Other............................................       25,000         6,000
                                                     -----------   -----------
      Total gross deferred income tax assets.......    2,493,000     3,530,000
Less valuation allowance...........................   (2,410,000)   (3,445,000)
                                                     -----------   -----------
                                                          83,000        85,000
Deferred tax liabilities:
  Fixed assets.....................................           --        (2,000)
                                                     -----------   -----------

Net deferred income taxes..........................  $    83,000   $    83,000
                                                     ===========   ===========

    The net change in the total valuation allowance for the years ended
December 31, 1996, 1997 and 1998 was an increase of $631,000, $1,779,000 and
$1,035,000, respectively. In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or

                    VASCO DATA SECURITY INTERNATIONAL, INC.

NOTE 5--INCOME TAXES (CONTINUED)
all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the period in which these temporary differences become deductible. This assessment was performed considering the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies. The Company has determined that it is more likely than not that $83,000 of deferred tax assets will be realized. The remaining valuation allowance of $3,445,000 is maintained on deferred tax assets which the Company has not determined to be more likely than not realizable as of December 31, 1998. This valuation allowance will be reviewed on a regular basis and adjustments made as appropriate.

NOTE 6--DEBT

    Debt consists of the following:

                                                           DECEMBER 31,
                                                     -------------------------
                                                        1997          1998
                                                     -----------   -----------
Convertible stockholder note, interest payable at
  9%...............................................  $ 5,000,000   $ 5,000,000
Convertible stockholders' notes, interest payable
  at 8%............................................      636,921            --
Convertible note, interest payable at 3.25%........    3,400,000     3,400,000
Convertible note, interest payable at 3.25%........    2,500,000            --
Convertible note, interest payable at 9.5%.........           --     3,000,000
Revolving line of credit, interest payable at
  6.48%............................................           --     3,000,000
Short-term credit facility, interest payable at
  8.1%.............................................           --       450,000
Installment notes payable..........................       91,425       114,770
                                                     -----------   -----------
                                                      11,628,346    14,964,770
Less current maturities............................   (3,185,400)   (6,528,867)
                                                     -----------   -----------
Long-term debt.....................................  $ 8,442,946   $ 8,435,903
                                                     ===========   ===========

    On March 31, 1998, the Company entered into a loan agreement with Lernout & Hauspie Speech Products N.V. ("L&H") in the amount of $3 million, bearing interest at 9.5%, payable quarterly, with an original maturity of January 4, 1999. The maturity of this note has been extended to coincide with a private placement of the Company's equity during the second quarter of 1999. This loan is convertible at the option of the holder into shares of the Company's common stock based upon the average closing price of VASCO Data Security International, Inc.'s common stock for the 10 trading days prior to March 11, 1998, the date the Exchange Offer closed. This loan was funded in April 1998.

    In December 1998, the Company entered into a short-term credit facility with a European bank. This facility, bearing interest at a rate of 8.1%, provided for $450,000 in funds to allow the Company to extend and expand its licensing agreement with Lernout & Hauspie Speech Products N.V. This facility was repaid during January 1999 and was terminated at that time.

                    VASCO DATA SECURITY INTERNATIONAL, INC.

    In June 1997, the Company entered into a new financing agreement with a European bank. The new agreement provides for $2.5 million in financing, with a maturity of September 30, 1998, bears interest at a rate of 3.25% annually and is convertible into common stock of the Company at the option of the bank, at conversion prices as specified in the agreement. As of the maturity date of September 30, 1998, per the terms of the agreement, 116% of the principal amount was repaid from the proceeds of a short-term borrowing facility secured by the Company with KBC Bank. The KBC Bank facility represents a three-month revolver, renewable for additional three-month terms, with a corresponding interest rate of 6.48%. This facility is expected to be repaid from the proceeds of a private placement that the Company expects to complete during the second quarter of 1999.

    In August 1997, the Company renegotiated the guarantee related to the final payment for the 1996 acquisition of Digipass into a term loan in the amount of $3.4 million. The note matures on September 30, 2002 and bears interest at a rate of 3.25% annually. In the event a public offering is completed, the lender may at its option require the principal amount of the loan to be repaid in cash, in which case additional special interest is payable as follows: $340,000 if repayment is on or before June 30, 1998, $510,000 if repayment is between July 1, 1998 and December 31, 1998 and $680,000 if repayment is on January 1, 1999 or later. In addition, the note is convertible into common stock of the Company at the option of the bank, at a conversion prices as specified in the agreement. The Company has accrued $510,000 in special interest as of December 31, 1998. As part of this transaction, T. Kendall Hunt, the Company's Chairman/CEO, entered into a pledge agreement with this financial institution pursuant to which he pledged, as collateral for the convertible note, 1,416,666 of his shares of common stock of the Company, which number of shares is subject to adjustment based on the market value of the shares.

    During 1996, the Company acquired two companies located in Europe (see
Note 2). To facilitate the first acquisition, Lintel, one component of the purchase price was represented by two convertible notes, each payable in the amount of $373,750 ($747,500 total) due May 30, 1998. The notes are convertible at the holders' option at a rate of $7.00 per share of common stock. During 1996 and 1997, these notes were paid down by $33,750 and $76,829, respectively. Each of these notes bears an interest rate of 8%, with interest payments made on a quarterly basis. At the holders' option, the interest may be paid either in cash or in common stock of the Company. In calculating the shares of common stock to be issued in lieu of cash interest, the average closing price for the Company's common stock for the previous 20 trading days is used. These notes were repaid upon maturity.

    During 1996, the Company continued to raise capital privately, including a private placement consisting of the issuance of 666,666 shares of common stock and a $5,000,000 convertible note due May 29, 2001. The note bears interest at 9%, with interest payable to the holder on a quarterly basis. The holder may, at its option, elect to receive interest payments in cash or common stock. In calculating the shares of common stock to be issued in lieu of cash interest, the average closing price for the Company's common stock for the previous 20 trading days is used.

    Aggregate maturities of debt at December 31, 1998 are as follows:

1999........................................................  $ 6,528,867
2000........................................................       35,903
2001........................................................    5,000,000
2002 and thereafter.........................................    3,400,000
                                                              -----------
      Total.................................................  $14,964,770
                                                              ===========

                    VASCO DATA SECURITY INTERNATIONAL, INC.

    Interest expense to stockholders was $265,565, $507,100 and $497,795 for the years ended December 31, 1996, 1997 and 1998, respectively.

NOTE 7--STOCKHOLDERS' EQUITY

    PREFERRED STOCK

    The Company has the authority to issue 500,000 shares of preferred stock. As of December 31, 1997, 317,181 of these shares had been designated Series A, 8% convertible preferred stock and 9,500 had been designated Series B, 12% convertible preferred stock. The remaining 173,319 shares were undesignated.

    The Series A, 8% convertible preferred stock (Series A Shares) consisted of 317,181 shares that carried a cumulative dividend, payable upon conversion, of 8% per annum. During 1996, 200,000 Series A Shares were converted into 1,333,333 shares of common stock; the remaining 117,181 Series A Shares were converted into 781,207 shares of common stock during 1997.

    The Series B, 12% convertible preferred stock (Series B Shares) consisted of 9,000 shares that carried a cumulative dividend, payable monthly, of 12% per annum based on a liquidation value of $100 per share. On September 17, 1997, all 9,000 Series B Shares were converted into 644,653 shares of common stock.

    As a result of the above, the 500,000 authorized shares of preferred stock were undesignated as of December 31, 1998.

    COMMON STOCK

    During 1995, the Company privately placed 108,676 equity units, each consisting of two shares of common stock reissued from treasury with one warrant to purchase one share of common stock at $6.00. Included in the 108,676 equity units are 53,000 equity units subject to redemption, at the option of the holder, at a price of $7.00 per share, or $14.00 per equity unit. In
March 1997, 17,664 of these equity units (representing 35,328 shares of common stock and 17,664 warrants) were redeemed at $14.00 per equity unit, with 70,667 warrants to purchase one share of common stock at $5.19 being issued to the holders of the redeemed units. The "put" option related to the remaining 35,336 equity units expired in March 1998.

    During 1998, the Company issued 658,257 shares of common stock as a result of the exercise of options under the Company's stock option plan (see Note 8) generating total proceeds of $116,347; 14,472 shares of common stock were issued as a result of the exercise of the Company's stock warrants, under the cashless exercise provision contained within the warrant itself.

    In July 1997, the Company reissued 2,824 shares of common stock from treasury and 778,383 original issue shares in conjunction with the conversion of the 117,181 Series A Shares (see PREFERRED STOCK above). Additionally, in September 1997, the Company issued 644,653 shares of common stock in conjunction with the conversion of the 9,000 Series B Shares (see PREFERRED STOCK above).

    Additional common stock transactions during 1997 were as follows: 189,375 shares of common stock were issued as a result of the exercise of options under the Company's incentive stock option plan (see Note 8) for total proceeds of $42,470; 16,489 shares of common stock that had been issued in December 1996 were subsequently canceled; and 116,218 shares of common stock were issued in lieu of interest related to the $5,000,000 convertible note placed during 1996 (see Note 6).

                    VASCO DATA SECURITY INTERNATIONAL, INC.

NOTE 7--STOCKHOLDERS' EQUITY (CONTINUED)
    During 1996, the Company reissued 287,923 shares of treasury stock, issued 140,651 shares of common stock and 100,000 warrants to purchase one share of common stock at $7.00 as a part of the acquisition of Lintel (see Note 2). The warrants were recorded at their fair value on the date of grant. In addition, the Company continued to raise money through private placements of its common stock. In the first quarter of 1996, the Company privately placed 167,482 shares of common stock and 83,741 warrants to purchase one share of common stock at $6.00, generating $284,720 in net proceeds. The warrants are exercisable at the option of the holder, however, the Company maintains the right to require exercise of the warrants 30 days prior to a public offering of the Company's stock.

    During the second quarter of 1996, the Company placed 666,666 shares of common stock with 137,777 warrants to purchase one share of common stock at $4.50. Total issue fees and costs of $170,000 have been netted against $3,000,000 of proceeds from the placement in the Company's financial statements. In addition, 55,555 shares of common stock and 8,889 warrants to purchase one share of common stock at $4.50 were issued as commissions related to the placement.

    The Company raised additional funds in 1996 in a private placement of 237,060 shares of common stock with 35,329 warrants to purchase one share of common stock at $4.50. Total issue fees and costs of $47,885 have been netted against the $1,066,770 in total proceeds from the placement in the Company's financial statements. In addition, 16,489 shares of common stock were issued as commissions related to the placement, but were canceled in 1997.

    Additional common stock transactions during 1996 were as follows: 1,333,333 shares of common stock were issued pursuant to the conversion of 200,000 shares of Series A preferred stock; 24,000 shares of common stock were issued as a result of the exercise of options under the Company's incentive stock option plan (see Note 8) for total proceeds of $5,238; and 20,021 shares of common stock were issued in lieu of an interest payment in the amount of $118,750 related to the private debt placement that occurred during 1996 (see Note 6).

NOTE 8--STOCK OPTION PLAN

    The Company's 1997 Stock Option Plan, as amended, ("Option Plan") is designed and intended as a performance incentive. The Option Plan is administered by the Compensation Committee as appointed by the Board of Directors of the Company (Compensation Committee).

    The Option Plan permits the grant of options to employees of the Company to purchase shares of common stock and is intended to be a nonqualified plan. All options granted to employees are for a period of ten years, are granted at a price equal to the fair market value of the common stock on the date of the grant and are vested 20% on the first anniversary of the grant, with an additional 20% vesting on each subsequent anniversary of the grant.

    The Option Plan further permits the grant of options to directors, consultants and other key persons (non-employees) to purchase shares of common stock. All options granted to non-employees are for a period of ten years, are granted at a price equal to the fair market value of the common stock on the date of the grant, and may contain vesting requirements and/or restrictions as determined by the Compensation Committee at the time of grant.

    The Option Plan is authorized to issue options representing up to 5,000,000 shares of the Company's common stock.

                    VASCO DATA SECURITY INTERNATIONAL, INC.

NOTE 8--STOCK OPTION PLAN (CONTINUED)
    The Company applies APB Opinion No. 25 and related interpretations in accounting for the Option Plan. Had compensation cost for the Option Plan been determined consistent with SFAS No. 123, the Company's net loss available to common stockholders and net loss per common share would have been the pro forma amounts indicated below:

                                                     FOR THE YEAR ENDED DECEMBER 31,
                                                 ---------------------------------------
                                                    1996          1997          1998
                                                 -----------   -----------   -----------
Net loss available to common stockholders:
  As reported..................................  $(9,348,769)  $(5,998,318)  $(3,648,844)
  Pro forma....................................   (9,542,493)   (6,271,420)   (3,993,763)

Net loss per common share--basic and diluted:
  As reported..................................  $     (0.53)  $     (0.31)  $     (0.18)
  Pro forma....................................        (0.54)        (0.33)        (0.20)

    For purposes of calculating the compensation cost consistent with SFAS
No. 123, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in fiscal 1996, 1997 and 1998: dividend yield of 0%; expected volatility of 50%; risk free interest rates ranging from 4.00% to 6.80%; and expected lives of five years.

    The following is a summary of activity under the Option Plan:

                                              OPTIONS OUTSTANDING      OPTIONS EXERCISABLE
                                             ----------------------   ----------------------
                                                           WEIGHTED                 WEIGHTED   WEIGHTED AVERAGE
                                               OPTIONS     AVERAGE      OPTIONS     AVERAGE     FAIR VALUE OF
                                             OUTSTANDING    PRICE     EXERCISABLE    PRICE     OPTIONS GRANTED
                                             -----------   --------   -----------   --------   ----------------
Outstanding at December 31, 1995...........   1,425,382     $0.20      1,232,257     $0.20
  Granted..................................     335,000      4.65                                   $2.43
  Exercised................................     (24,000)     0.23
  Forfeited................................     (74,750)     2.14
                                              ---------     -----
Outstanding at December 31, 1996...........   1,661,632      1.01      1,299,757      0.57
  Granted..................................     512,500      4.18                                   $1.95
  Exercised................................    (189,375)     0.22
  Forfeited................................     (39,500)     3.91
                                              ---------     -----
Outstanding at December 31, 1997...........   1,945,257      1.85      1,460,629      1.29
  Granted..................................     245,250      5.09                                   $2.55
  Exercised................................    (658,257)     0.18
  Forfeited................................     (56,750)     4.25
                                              ---------     -----
Outstanding at December 31, 1998...........   1,475,500     $3.05      1,088,375     $2.48
                                              =========     =====      =========     =====

                    VASCO DATA SECURITY INTERNATIONAL, INC.

NOTE 8--STOCK OPTION PLAN (CONTINUED)
    The following table summarizes information about stock options outstanding at December 31, 1998:

                                      OPTIONS OUTSTANDING             OPTIONS EXERCISABLE
                            ---------------------------------------   --------------------
                                            WEIGHTED       WEIGHTED               WEIGHTED
                                            AVERAGE        AVERAGE                AVERAGE
                             NUMBER        REMAINING       EXERCISE    NUMBER     EXERCISE
RANGE OF EXERCISE PRICES    OF SHARES   CONTRACTUAL LIFE    PRICE     OF SHARES    PRICE
------------------------    ---------   ----------------   --------   ---------   --------
$2.50-6.00................   963,000    8.35 years          $4.55      575,875     $4.49
$0.1875-0.25..............   512,500    3.59 years          $0.22      512,500     $0.22

NOTE 9--EMPLOYEE BENEFIT PLAN

    The Company maintains a contributory profit sharing plan established pursuant to the provisions of Section 401(k) of the Internal Revenue Code which provides benefits for eligible employees of the Company. The Company made no contributions to the plan during the years ended December 31, 1996, 1997 and 1998.

NOTE 10--GEOGRAPHIC AND CUSTOMER INFORMATION

    During each of the last three fiscal years, the Company has operated in only one industry segment. During 1996, 1997 and 1998, sales to one customer (a reseller of the Company's product) aggregated approximately $4,297,000, $1,994,000 and $1,950,000 respectively, representing 44%, 16% and 13% of the total revenues, respectively. Accounts receivable from this customer represented 40% and 60% of the Company's gross accounts receivable balance at December 31, 1997 and 1998, respectively. Sales to unaffiliated customers are based upon the point of sale versus the location of the customer. However, United States sales to unaffiliated customers includes export sales from the Company's United States operations to unaffiliated customers in the Netherlands of approximately $4,297,000, $1,994,000 and $1,950,000 for the years ended December 31, 1996,
1997 and 1998, respectively.

    Information regarding geographic areas for the year ended December 31, 1996 is as follows:

                                          UNITED STATES    BELGIUM        TOTAL
                                          -------------   ----------   -----------
Sales to unaffiliated customers.........   $4,774,000     $5,418,000   $10,192,000
Long-lived assets.......................      270,000      3,478,000     3,748,000

    Information regarding geographic areas for the year ended December 31, 1997 is as follows:

                                          UNITED STATES    BELGIUM        TOTAL
                                          -------------   ----------   -----------
Sales to unaffiliated customers.........   $2,784,000     $9,518,000   $12,302,000
Long-lived assets.......................      285,000      2,432,000     2,717,000

    Information regarding geographic areas for the year ended December 31, 1998 is as follows:

                                         UNITED STATES     BELGIUM        TOTAL
                                         -------------   -----------   -----------
Sales to unaffiliated customers........   $2,785,000     $12,231,000   $15,016,000
Long-lived assets......................      257,000       1,721,000     1,978,000

                    VASCO DATA SECURITY INTERNATIONAL, INC.

NOTE 11--COMMITMENTS AND CONTINGENCIES

    The Company leases office space and equipment under operating lease agreements expiring at various times during 1999.

    Future minimum rental payments required under noncancelable leases are as follows:

YEAR                                                           AMOUNT
----                                                          --------
1999........................................................  $147,380

    Rent expense under operating leases aggregated approximately $158,000, $213,000 and $285,000 for the years ended December 31, 1996, 1997 and 1998, respectively.

    During a period of time extending from the mid-1980s to the mid-1990s the Company engaged in certain matters that were not in compliance with requisite corporate law. There have been no lawsuits asserted or filed against the Company related to these matters. Management cannot assess the likelihood that a lawsuit would be filed nor can management estimate a potential range of loss.

    The Company is subject to legal proceedings and claims which have arisen in the ordinary course of its business and have not been finally adjudicated. These actions, when ultimately concluded and determined, will not, in the opinion of management, have a material adverse impact on the financial position, results of operations and liquidity of the Company.

NOTE 12--SUBSEQUENT EVENTS

    On April 6, 1999, Security Dynamics Technologies, Inc., RSA Data
Security, Inc., the Company and VASCO Data Security, Inc. announced settlement on confidential terms of the claims that each of the companies had raised in litigation filed last year.

    On April 14, 1999, the Company completed a private placement of Common Stock in the amount of $11.5 million. The transaction represented a sale of the Company's Common Stock to European institutional investors at a price of $3.50 per share. A total of 3,285,714 shares of Common Stock were issued as a part of this transaction.

                                  SCHEDULE II
                    VASCO DATA SECURITY INTERNATIONAL, INC.
                       VALUATION AND QUALIFYING ACCOUNTS

                                                                   BAD DEBT
ALLOWANCE FOR DOUBTFUL ACCOUNTS                       BEGINNING    EXPENSE      ACCOUNTS      ENDING
FOR TRADE ACCOUNTS RECEIVABLE                          BALANCE    (RECOVERY)   WRITTEN OFF   BALANCE
-------------------------------                       ---------   ----------   -----------   --------
Year ended December 31, 1996........................  $182,000     $346,000      $(76,000)   $452,000
Year ended December 31, 1997........................   452,000       97,000      (120,000)    429,000
Year ended December 31, 1998........................   429,000     (272,000)     (102,000)     55,000

                                                    BEGINNING   OBSOLESCENCE    INVENTORY     ENDING
RESERVE FOR OBSOLETE INVENTORIES                     BALANCE      EXPENSE      WRITTEN OFF   BALANCE
--------------------------------                    ---------   ------------   -----------   --------
Year ended December 31, 1996......................  $114,000      $ 40,000       $ --        $154,000
Year ended December 31, 1997......................   154,000       101,000        (91,000)    164,000
Year ended December 31, 1998......................   164,000        35,000        (70,000)    129,000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     [LOGO]

                            ------------------------

                                   PROSPECTUS
                               ------------------

                                          , 1999

                                  FORTIS BANK

FIRST ANALYSIS SECURITIES CORPORATION                H.C. WAINWRIGHT & CO., INC.

ARTESIA BANK N.V.                                                   BANK DEGROOF

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


    The following table sets forth the estimated costs and expenses, other than the underwriting discount, payable by the registrant in connection with the sale of the common stock being registered.


SEC registration fee........................................  $15,512.64
Legal fees and expenses.....................................
Accounting fees and expenses................................
Printing and expenses.......................................
Blue sky fees and expenses..................................
Miscellaneous...............................................
                                                              ----------
    Total...................................................
                                                              ==========



ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS


    Section 145 of the Delaware General Corporation Law ("DGCL") provides that a corporation may indemnify directors, officers, employees and agents against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits, or proceedings whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation--a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification is permitted only for expenses (including attorneys' fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification for expenses where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, bylaws, disinterested director vote, stockholder vote, agreement, or otherwise.

    Article V of the Bylaws of Registrant provides that Registrant shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an "Indemnitee") who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding"), by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the Registrant or, while a director or officer of the Registrant, is or was serving at the written request of the Registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such Indemnitee. Notwithstanding the preceding sentence, except as otherwise provided in Section 3 of Article V of such Bylaws, the Registrant shall be required to indemnify an Indemnitee in connection with a proceeding (or part thereof) commenced by such Indemnitee only if the commencement of such proceeding (or part thereof) by the Indemnitee was authorized by the Board of Directors.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.



    The following sets forth information as of February 22, 2000 regarding all sales of unregistered securities of the Registrant during the past three years. All such securities were issued in reliance upon an exemption or exemptions from registration under the Securities Act by reason of Section 4(2) of the Securities Act and/or Regulation D or Regulation S under the Securities Act, as transactions by an issuer not involving a public offering. The securities were sold to a limited number of persons, such persons were provided access to all relevant information regarding the Registrant and/or represented to the Registrant that they were "accredited" or "sophisticated" investors and such persons represented to the Registrant that the securities were purchased for investment purposes only and with no view toward distribution.



    (a) In June 1997, the Registrant entered into a $2.5 million financing agreement with a European bank, which agreement was evidenced by a convertible promissory note. This note was repaid prior to conversion on September 30, 1998.



    (b) In August 1997, the Registrant negotiated a $3.4 million term loan with a European bank, which loan agreement has a convertibility feature. To date, this loan remains outstanding and has not been converted into shares of Registrant's common stock.



    (c) On March 31, 1998, the Registrant issued a $3 million convertible promissory note to Lernout &Hauspie Finance Corp. The note was repaid prior to conversion in April of 1999.



    (d) In April 1999, the Registrant completed a private sale of 3,285,714 shares of its common stock to six foreign investors for an aggregate sales price of $11.5 million.



    (e) On October 8, 1999, the Registrant acquired all of the capital stock of IntelliSoft Corp. in a merger transaction pursuant to which 1,812,078 shares of common stock were issued as consideration in the merger to the former stockholders of IntelliSoft Corp. The merger had a transaction value of $8,000,000.00.


ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------   ------------------------------------------------------------
         *1.1           Underwriting Agreement.
         +3.1           Articles of Incorporation
         +3.2           Bylaws
         +4.1           Specimen of Registrant's Common Stock Certificate.
         *5.1           Opinion of Piper Marbury Rudnick & Wolfe LLP.
        +10.1           Netscape Communications Corporation OEM Software Order Form
                        dated March 18, 1997 between VASCO Data Security, Inc. and
                        Netscape Communications Corporation.**
        +10.2           License Agreement between VASCO Data Security, Inc. and
                        SHIVA Corporation effective June 5, 1997.**
        +10.3           Heads of Agreement between VASCO Data Security
                        International, Inc., VASCO Data Security Europe S.A.,
                        Digiline International Luxembourg, Digiline S.A., Digipass
                        S.A., Dominique Colard and Tops S.A. dated May 13, 1996.
        +10.4           Agreement relating to additional terms and conditions to the
                        Heads of Agreement dated July 9, 1996, among the parties
                        listed in Exhibit 10.3.
        +10.5           Agreement between VASCO Data Security International, Inc.,
                        VASCO Data Security Europe SA/NV, Mario Houthooft and Guy
                        Denudt dated March 1, 1996.
        +10.6           Asset Purchase Agreement dated as of March 1996 by and
                        between Lintel Security SA/NV and Lintel SA/NV, Mario
                        Houthooft and Guy Denudt.

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------   ------------------------------------------------------------
        +10.7           Management Agreement dated January 31, 1997 between LINK
                        BVBA and VASCO Data Security NV/SA (concerning services of
                        Mario Houthooft).
        +10.8           Sublease Agreement by and between VASCO Data Security
                        International, Inc. and APL Land Transport Services, Inc.
                        dated as of August 29, 1997.
        +10.9           Office Lease by and between VASCO Data Security
                        International, Inc. and LaSalle National Bank, not
                        personally, but as Trustee under Trust Agreement dated
                        September 1, 1997, and known as Trust Number 53107, dated
                        July 22, 1985.
        +10.10          Lease Agreement by and between TOPS sa and Digipass sa
                        effective July 1, 1996.
        +10.11          Lease Agreement by and between Perkins Commercial Management
                        Company, Inc. and VASCO Data Security, Inc. dated November
                        21, 1995.
        +10.12          Asset Purchase Agreement by and between VASCO Data Security
                        International, Inc. and Wizdom Systems, Inc. dated August
                        20, 1996.
        +10.13          1997 VASCO Data Security International, Inc. Stock Option
                        Plan, as amended.
        +10.14          Distributor Agreement between VASCO Data Security, Inc. and
                        Hucom, Inc. dated June 3, 1997.**
        +10.15          Non-Exclusive Distributor Agreement by and between VASCO
                        Data Security, Inc. and Concord-Eracom Nederland BV dated
                        May 1, 1994.**
        +10.16          Banque Paribas Belgique S. A. Convertible Loan Agreement for
                        $3.4 million.
        +10.17          Pledge Agreement dated July 15, 1997 by and between T.
                        Kendall Hunt and Banque Paribas Belgique S.A.
        +10.18          Engagement Letter between Banque Paribas S.A. and VASCO Data
                        Security International, Inc. dated June 20, 1997, as
                        amended.
        +10.19          Financing Agreement between Generale Bank and VASCO Data
                        Security International, Inc. dated as of June 27, 1997.
        +10.20          Letter Agreement between Generale Bank and VASCO Data
                        Security International, Inc. dated June 26, 1997.
        +10.21          Form of Warrant dated June 16, 1997 (with Schedule).
        +10.22          Form of Warrant dated October 31, 1995 (with Schedule).
        +10.23          Form of Warrant dated March 7, 1997 (with Schedule).
        +10.24          Form of Warrant dated August 13, 1996 (with Schedule).
        +10.25          Form of Warrant dated June 27, 1996 (with Schedule).
        +10.26          Form of Warrant dated June 27, 1996 (with Schedule).
        +10.27          Convertible Note in the principal amount of $500,000.00,
                        payable to Generale de Banque dated July 1, 1997 (with
                        Schedule).
        +10.28          Agreement by and between VASCO Data Security NV/SA and S.I.
                        Electronics Limited effective January 21, 1997.**
        +10.29          Agreement effective May 1, 1993 by and between Digipass s.a.
                        and Digiline s.a.r.l.
        +10.30          VASCO Data Security, Inc. purchase order issued to National
                        Electronic & Watch Co. LTD.**
        +10.31          VASCO Data Security, Inc. purchase order issued to Micronix
                        Integrated Systems.**
        +10.32          Agreement between Registrant and VASCO Data Security
                        International, Inc. dated as of August 25, 1997.
        +10.33          Convertible Note dated June 1, 1996 made payable to Mario
                        Houthooft in the principal amount of $373,750.00.
        +10.34          Convertible Note dated June 1, 1996 made payable to Guy
                        Denudt in the principal amount of $373,750.00.
        +10.35          Osprey Partners Warrant (and Statement of Rights to Warrant
                        and Form of Exercise) issued June 1, 1992.
        +10.36          Registration Rights Agreement dated as of October 19, 1995 between certain purchasing shareholders and VASCO Data
                        Security International, Inc.
        +10.37          First Amendment to Registration Rights Agreement dated July
                        1, 1996.
        +10.38          Second Amendment to Registration Rights Agreement dated
                        March 7, 1997.

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------   ------------------------------------------------------------
        +10.39          Purchase Agreement by and between VASCO Data Security
                        International, Inc. and Kyoto Securities Ltd.
        +10.40          Convertible Note dated May 28, 1996 payable to Kyoto
                        Securities, Ltd. in principal amount of $5 million.
        +10.41          Amendment to Purchase Agreement and Convertible Note by and
                        between VASCO Data Security International, Inc. and Kyoto
                        Securities, Ltd.
        +10.42          Executive Incentive Compensation Plan.
        +10.43          Letter for Credit granted by Generale de Banque to Digipass
                        SA dated January 27, 1997.
       ++10.44          License Agreement dated as of March 25, 1998 by and between
                        VASCO Data Security International, Inc., for itself and its subsidiaries, and Lernout & Hauspie Speech Products N.V.
       ++10.45          Loan Agreement dated as of March 31, 1998 by and between
                        Lernout & Hauspie Speech Products N.V. and VASCO Data
                        Security International, Inc.
       ++10.46          Convertible Note dated April 1, 1998 payable to Lernout &
                        Hauspie Speech Products N.V. in the principal amount of $3 million.
      +++10.47          Amendment I dated as of December 31, 1998 to the License
                        Agreement dated as of March 25, 1998 by and between VASCO
                        Data Security International, Inc., for itself and its
                        subsidiaries, and Lernout & Hauspie Speech Products N.V.
         21             Subsidiaries of Registrant.
         23.1           Consent of KPMG LLP.
         24             Power of Attorney (on Signature page)


------------------------


+ Incorporated by reference to the Registrant's Registration Statement on Form S-4, as amended (Registration No. 333-35563), originally filed with the Securities and Exchange Commission on September 12, 1997.



++ Incorporated by reference to the Registrant's Annual Report on Form 10-K, originally filed with the Securities and Exchange Commission on May 5, 1998.



+++Incorporated by reference to the Registrant's Annual Report on Form 10-K, originally filed with the Securities and Exchange Commission on April 15, 1999.



*   To be filed by amendment.



** Confidential treatment has been granted for the omitted portions of this document.



ITEM 17. UNDERTAKINGS



    (a) The undersigned Registrant hereby undertakes:



        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933,
    (ii) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 per cent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.



        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.



    (b) The undersigned Registrant hereby undertakes that insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



    (c) The undersigned registrant hereby undertakes that:



        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
    (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.



        (2) For purposes of determining any liability under the Securities Act of 1933, each post effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES



    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this pre-effective amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oakbrook Terrace, State of Illinois, on this 22nd day of February, 2000.



                                                       VASCO DATA SECURITY INTERNATIONAL, INC.

                                                       BY:            /S/ MARIO R. HOUTHOOFT
                                                            -----------------------------------------
                                                                        Mario R. Houthooft
                                                                     CHIEF EXECUTIVE OFFICER



    Pursuant to the requirements of the Securities Act of 1933, as amended, this pre-effective amendment has been signed by the following persons in the capacities indicated on February 22, 2000:



                      SIGNATURE                                            TITLE
                      ---------                                            -----
/s/ MARIO R. HOUTHOOFT                                 Chief Executive Officer and Director
-------------------------------------------            (Principal Executive Officer)
Mario R. Houthooft

/s/ T. KENDALL HUNT                                    Chairman of the Board and Executive Vice
-------------------------------------------            President (Principal Financial Officer)
T. Kendall Hunt

/s/ CHRISTIAN DUMOLIN                                  Director
-------------------------------------------
Christian Dumolin

/s/ MICHAEL P. CULLINANE                               Director
-------------------------------------------
Michael P. Cullinane

                                                       Director
-------------------------------------------
Pol Hauspie

/s/ FORREST D. LAIDLEY                                 Director
-------------------------------------------
Forrest D. Laidley

/s/ MICHAEL A. MULSHINE                                Director
-------------------------------------------
Michael A. Mulshine



                              By:  /s/ MARIO R. HOUTHOOFT
                                   ---------------------------------
                                   Mario R. Houthooft, Attorney-in-Fact

                                 EXHIBIT INDEX


       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------   ------------------------------------------------------------
         *1.1           Underwriting Agreement.
         +3.1           Articles of Incorporation
         +3.2           Bylaws
         +4.1           Specimen of Registrant's Common Stock Certificate.
         *5.1           Opinion of Piper Marbury Rudnick & Wolfe LLP.
        +10.1           Netscape Communications Corporation OEM Software Order Form
                        dated March 18, 1997 between VASCO Data Security, Inc. and
                        Netscape Communications Corporation.**
        +10.2           License Agreement between VASCO Data Security, Inc. and
                        SHIVA Corporation effective June 5, 1997.**
        +10.3           Heads of Agreement between VASCO Data Security
                        International, Inc., VASCO Data Security Europe S.A.,
                        Digiline International Luxembourg, Digiline S.A., Digipass
                        S.A., Dominique Colard and Tops S.A. dated May 13, 1996.
        +10.4           Agreement relating to additional terms and conditions to the
                        Heads of Agreement dated July 9, 1996, among the parties
                        listed in Exhibit 10.3.
        +10.5           Agreement between VASCO Data Security International, Inc.,
                        VASCO Data Security Europe SA/NV, Mario Houthooft and Guy
                        Denudt dated March 1, 1996.
        +10.6           Asset Purchase Agreement dated as of March 1996 by and
                        between Lintel Security SA/NV and Lintel SA/NV, Mario
                        Houthooft and Guy Denudt.
        +10.7           Management Agreement dated January 31, 1997 between LINK
                        BVBA and VASCO Data Security NV/SA (concerning services of
                        Mario Houthooft).
        +10.8           Sublease Agreement by and between VASCO Data Security
                        International, Inc. and APL Land Transport Services, Inc.
                        dated as of August 29, 1997.
        +10.9           Office Lease by and between VASCO Data Security
                        International, Inc. and LaSalle National Bank, not
                        personally, but as Trustee under Trust Agreement dated
                        September 1, 1997, and known as Trust Number 53107, dated
                        July 22, 1985.
        +10.10          Lease Agreement by and between TOPS sa and Digipass sa
                        effective July 1, 1996.
        +10.11          Lease Agreement by and between Perkins Commercial Management
                        Company, Inc. and VASCO Data Security, Inc. dated November
                        21, 1995.
        +10.12          Asset Purchase Agreement by and between VASCO Data Security
                        International, Inc. and Wizdom Systems, Inc. dated August
                        20, 1996.
        +10.13          1997 VASCO Data Security International, Inc. Stock Option
                        Plan, as amended.
        +10.14          Distributor Agreement between VASCO Data Security, Inc. and
                        Hucom, Inc. dated June 3, 1997.**
        +10.15          Non-Exclusive Distributor Agreement by and between VASCO
                        Data Security, Inc. and Concord-Eracom Nederland BV dated
                        May 1, 1994.**
        +10.16          Banque Paribas Belgique S. A. Convertible Loan Agreement for
                        $3.4 million.
        +10.17          Pledge Agreement dated July 15, 1997 by and between T.
                        Kendall Hunt and Banque Paribas Belgique S.A.
        +10.18          Engagement Letter between Banque Paribas S.A. and VASCO Data
                        Security International, Inc. dated June 20, 1997, as
                        amended.
        +10.19          Financing Agreement between Generale Bank and VASCO Data
                        Security International, Inc. dated as of June 27, 1997.
        +10.20          Letter Agreement between Generale Bank and VASCO Data
                        Security International, Inc. dated June 26, 1997.
        +10.21          Form of Warrant dated June 16, 1997 (with Schedule).
        +10.22          Form of Warrant dated October 31, 1995 (with Schedule).
        +10.23          Form of Warrant dated March 7, 1997 (with Schedule).
        +10.24          Form of Warrant dated August 13, 1996 (with Schedule).
        +10.25          Form of Warrant dated June 27, 1996 (with Schedule).
        +10.26          Form of Warrant dated June 27, 1996 (with Schedule).
        +10.27          Convertible Note in the principal amount of $500,000.00,
                        payable to Generale de Banque dated July 1, 1997 (with
                        Schedule).

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------   ------------------------------------------------------------
        +10.28          Agreement by and between VASCO Data Security NV/SA and S.I.
                        Electronics Limited effective January 21, 1997.**
        +10.29          Agreement effective May 1, 1993 by and between Digipass s.a.
                        and Digiline s.a.r.l.
        +10.30          VASCO Data Security, Inc. purchase order issued to National
                        Electronic & Watch Co. LTD.**
        +10.31          VASCO Data Security, Inc. purchase order issued to Micronix
                        Integrated Systems.**
        +10.32          Agreement between Registrant and VASCO Data Security
                        International, Inc. dated as of August 25, 1997.
        +10.33          Convertible Note dated June 1, 1996 made payable to Mario
                        Houthooft in the principal amount of $373,750.00.
        +10.34          Convertible Note dated June 1, 1996 made payable to Guy
                        Denudt in the principal amount of $373,750.00.
        +10.35          Osprey Partners Warrant (and Statement of Rights to Warrant
                        and Form of Exercise) issued June 1, 1992.
        +10.36          Registration Rights Agreement dated as of October 19, 1995 between certain purchasing shareholders and VASCO Data
                        Security International, Inc.
        +10.37          First Amendment to Registration Rights Agreement dated July
                        1, 1996.
        +10.38          Second Amendment to Registration Rights Agreement dated
                        March 7, 1997.
        +10.39          Purchase Agreement by and between VASCO Data Security
                        International, Inc. and Kyoto Securities Ltd.
        +10.40          Convertible Note dated May 28, 1996 payable to Kyoto
                        Securities, Ltd. in principal amount of $5 million.
        +10.41          Amendment to Purchase Agreement and Convertible Note by and
                        between VASCO Data Security International, Inc. and Kyoto
                        Securities, Ltd.
        +10.42          Executive Incentive Compensation Plan.
        +10.43          Letter for Credit granted by Generale de Banque to Digipass
                        SA dated January 27, 1997.
       ++10.44          License Agreement dated as of March 25, 1998 by and between
                        VASCO Data Security International, Inc., for itself and its subsidiaries, and Lernout & Hauspie Speech Products N.V.
       ++10.45          Loan Agreement dated as of March 31, 1998 by and between
                        Lernout & Hauspie Speech Products N.V. and VASCO Data
                        Security International, Inc.
       ++10.46          Convertible Note dated April 1, 1998 payable to Lernout &
                        Hauspie Speech Products N.V. in the principal amount of $3 million.
      +++10.47          Amendment I dated as of December 31, 1998 to the License
                        Agreement dated as of March 25, 1998 by and between VASCO
                        Data Security International, Inc., for itself and its
                        subsidiaries, and Lernout & Hauspie Speech Products N.V.
         21             Subsidiaries of Registrant.
         23.1           Consent of KPMG LLP.
         24             Power of Attorney (on Signature page)


------------------------


+ Incorporated by reference to the Registrant's Registration Statement on Form S-4, as amended (Registration No. 333-35563), originally filed with the Securities and Exchange Commission on September 12, 1997.



++ Incorporated by reference to the Registrant's Annual Report on Form 10-K, originally filed with the Securities and Exchange Commission on May 5, 1998.



+++Incorporated by reference to the Registrant's Annual Report on Form 10-K, originally filed with the Securities and Exchange Commission on April 15, 1999.



*   To be filed by amendment.



** Confidential treatment has been granted for the omitted portions of this document.